Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212974

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(2)(3)
0.599% Senior Subordinated Convertible Notes due 2024*	$495,000,000(1)	98%	$485,100,000(1)	$56,223.09

(1)	Includes up to $45,000,000 in aggregate principal amount of 0.599% Senior Subordinated Convertible Notes due 2024 that may be offered and sold pursuant to the exercise of the underwriters’ option to purchase additional 0.599% Senior Subordinated Convertible Notes due 2024.
(2)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	A registration fee of $56,223.09 is due for this offering. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-212974 on Form S-3ASR.
*	Plus an indeterminate number of shares of common stock are being registered as may be issued from time to time upon conversion of the 0.599% Senior Subordinated Convertible Notes due 2024. Pursuant to Rule 416 under the Securities Act, the registration statement shall include an indeterminate number of shares of common stock as may become issuable upon conversion by reason of adjustments in the conversion price. Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the 0.599% Senior Subordinated Convertible Notes due 2024 because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS    SUPPLEMENT

(To prospectus dated August 8, 2016)

$450,000,000

0.599% Senior Subordinated Convertible Notes due 2024

Interest payable February 1 and August 1

We are offering $450,000,000 in aggregate principal amount of 0.599% senior subordinated convertible notes due 2024, which we refer to as the “notes.” We will pay interest on the notes on February 1 and August 1 of each year, beginning on February 1, 2018. The notes will mature on August 1, 2024, unless earlier repurchased or converted.

At any time before the close of business on the second scheduled trading day immediately before the maturity date, holders may convert their notes at their option into shares of our common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate.

The initial conversion rate for the notes will be 8.0212 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $124.67 per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest.

Following certain corporate transactions, we will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may, subject to a limited exception described in this prospectus supplement, require us to repurchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined herein.

The notes will be our senior subordinated, unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our existing and future senior debt, equal in right of payment with our existing and future senior subordinated debt, senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes, effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BMRN.” On August 7, 2017, the last sale price for our common stock as reported on the NASDAQ Global Select Market was $89.05 per share.

	Per Note	Total
Public offering price(1)	98.0%	$441,000,000
Underwriting discount(2)	0.5%	$2,250,000
Proceeds to BioMarin (before expenses)	97.5%	$438,750,000

(1)	Plus accrued interest from August 11, 2017, if settlement occurs after that date.

(2)	We refer you to the “Underwriting” section of this prospectus supplement for additional information regarding underwriter compensation.

The underwriters may offer the notes for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or otherwise.

We have granted the underwriters an option to purchase, within a period of 13 days from, and including, the date notes are first issued, up to an additional $45,000,000 principal amount of the notes.

Investing in the notes involves risks, including those described in the “Risk factors” section beginning on page S-16 of this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about August 11 , 2017.

BofA Merrill Lynch	Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is August 7, 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any free writing prospectus we provide you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the

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offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we provide you is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where you can find more information” and “Information incorporated by reference.”

General information about us can be found on our website at www.biomarin.com. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into either this prospectus supplement or the accompanying prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission (the “SEC”).

BioMarin®, Vimizim®, Naglazyme®, Kuvan® and Firdapse® are our registered trademarks. BrineuraTM is our trademark. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this prospectus supplement are the property of their respective owners.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of the notes. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where you can find more information” and “Information incorporated by reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to regulatory submissions and approvals and our clinical studies and trials;

•	any projection or expectation of earnings, revenue or other financial items;

•	the plans, strategies and objectives of management for future operations;

•	factors that may affect our operating results;

•	new products or services;

•	the demand for our products;

•	future capital expenditures;

•	effects of current or future economic conditions on performance;

•	industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing;

•	our success in any current and future litigation;

•	proceeds from this offering; and

•	our estimates regarding our capital requirements and our need for additional financing.

The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have identified some of the important factors that could cause future events to materially differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” the financial statements and related footnotes thereto and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the “Risk factors” section and elsewhere in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, any reference to “BioMarin,” “we,” “our” and “us” in this prospectus supplement refers to BioMarin Pharmaceutical Inc. and its subsidiaries.

BioMarin Pharmaceutical Inc.

Overview

BioMarin Pharmaceutical Inc. is a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. Our therapy portfolio consists of six products and multiple clinical and pre-clinical product candidates.

Our commercial products are Aldurazyme (laronidase) for Mucopolysaccharidosis I (“MPS I”), Brineura (cerliponase alfa) for the treatment of late infantile neuronal ceroid lipofuscinosis (“CLN2”), Firdapse (amifampridine phosphate) for Lambert Eaton Myasthenic Syndrome (“LEMS”), Kuvan (sapropterin dihydrochloride) for phenylketonuria (“PKU”), Naglazyme (galsulfase) for Mucopolysaccharidosis VI (“MPS VI”) and Vimizim (elosulfase alpha) for Mucopolysaccharidosis IV Type A (“MPS IV A”). All of these products, with the exception of Firdapse which we acquired late in its development, received marketing approval in one or more jurisdictions within six years from the filing of the Investigational New Drug Application or Clinical Trial Application, as applicable.

We continue to invest in our clinical and pre-clinical product pipeline by committing significant resources to research and development programs and business development opportunities within our areas of scientific, manufacturing and technical expertise. We are conducting clinical trials on several product candidates for the treatment of various diseases. Our clinical product candidates include pegvaliase (formerly referred to as PEG PAL), an enzyme substitution therapy for the treatment of PKU; vosoritide (formerly referred to as BMN 111), a peptide therapeutic for the treatment of achondroplasia, the leading cause of dwarfism; BMN 270, an AAV VIII vector and Factor VIII gene therapy drug development candidate for the treatment of hemophilia A; and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (“NAGLU”) with a peptide derived from insulin-like growth factor 2 (“IGF2”), for the treatment of Sanfilippo B syndrome, or mucopolysaccharidosis type IIIB (“MPS IIIB”). We are conducting or planning to conduct preclinical development of several other product candidates for genetic and other metabolic diseases.

Summary of commercial products and development programs

A summary of our commercial products and major development programs, including key metrics as of June 30, 2017, is provided below:

Commercial Products	Indication		United States (“U.S.”) Orphan Drug Exclusivity Expiration(1)		U.S. Biologic Exclusivity Expiration(2)	European Union (“EU”) Orphan Drug Exclusivity Expiration(1)		Six months ended June 30, 2017 Total Net Product Revenues (in millions)
Aldurazyme(3)	MPS I	(4)	Expired		Expired	Expired		$39.3
Brineura(5)	CLN2	(6)	Yes		2029	Yes		0.3
Firdapse	LEMS	(7)	NA	(8)	NA	2019		8.9
Kuvan	PKU	(9)	Expired		NA	2020	(10)	194.3
Naglazyme	MPS VI	(11)	Expired		2017	Expired		166.3
Vimizim	MPS IVA	(12)	2021		2026	2024		209.0

Major Products in Development	Target Indication		U.S. Orphan Designation	EU Orphan Designation	Stage	Six months ended June 30, 2017 Research & Development Expense (in millions)
Pegvaliase	PKU		Yes	Yes	Marketing authorization regulatory review	$56.4
BMN 270(13)	Hemophilia A		Yes	Yes	Clinical Phase 1/2	53.9
BMN 250	MPS IIIB	(14)	Yes	Yes	Clinical Phase 1/2	20.9
Vosoritide	Achondroplasia		Yes	Yes	Clinical Phase 3	25.9

(1)	See “Government Regulation—Orphan Drug Designation” in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2016 for further discussion.

(2)	See “Government Regulation—Health Reform” in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2016 for further discussion.

(3)	The Aldurazyme total net product revenues noted above are the total net product revenues recognized by us in accordance with the terms of our agreement with Genzyme Corporation (“Genzyme”). See “Major commercial products—Aldurazyme” below for further discussion.

(4)	Mucopolysaccharidosis I (“MPS I”).

(5)	In April 2017, we announced that the U.S. Food and Drug Administration (the “FDA”) approved Brineura, and in June 2017, we announced that the European Commission (the “EC”) approved Brineura. See “Recent developments—FDA approval of Brineura” and “Recent developments—EMA approval of Brineura” below for further discussion.

(6)	CLN2, or late infantile neuronal ceroid lipofuscinosis, is a lysosomal storage disorder primarily affecting the brain.

(7)	Lambert Eaton Myasthenic Syndrome (“LEMS”).

(8)	Firdapse has not received marketing approval in the U.S. We have licensed the North American rights to develop and market Firdapse to a third-party.

(9)	Phenylketonuria (“PKU”).

(10)	Kuvan has been granted orphan drug status in the EU, which together with pediatric exclusivity, confers 12 years of market exclusivity in the EU that expires in 2020. Furthermore, Merck Serono marketed Kuvan in the EU until January 1, 2016. See “Major commercial products—Kuvan” below for further discussion.

(11)	Mucopolysaccharidosis VI (“MPS VI”).

(12)	Mucopolysaccharidosis IV Type A (“MPS IVA”).

(13)	BMN 270 is an investigational gene therapy for Hemophilia A, also called Factor VIII deficiency or classic hemophilia.

(14)	Sanfilippo B syndrome, or mucopolysaccharidosis type IIIB (“MPS IIIB”).

Recent developments

FDA approval of Brineura

On April 27, 2017, we announced that the FDA approved Brineura to slow the progression of loss of ambulation in symptomatic pediatric patients 3 years of age and older with CLN2, a form of Batten disease, which is also known as tripeptidyl peptidase 1 (“TPP1”) deficiency. Brineura is the first treatment approved to slow the progression of loss of ambulation in children with CLN2 disease. With this approval, the FDA also issued a Rare Pediatric Disease Priority Review Voucher, which confers priority review to a subsequent drug application that would not otherwise qualify for priority review. The rare pediatric disease review voucher program is designed to encourage development of new drugs and biologics for the prevention or treatment of rare pediatric diseases. We have begun marketing Brineura in the U.S., and we began shipping the product in the U.S. in mid-June 2017.

EMA approval of Brineura

On June 1, 2017, we announced that the EC granted marketing authorization for Brineura in the EU to treat children with CLN2 disease. Brineura is the first treatment approved in the EU for the treatment of CLN2 disease and the marketing authorization for Brineura includes all 28 countries of the EU, Norway, Iceland and Liechtenstein. On April 21, 2017, the Committee for Medicinal Products for Human Use (the “CHMP”), the scientific committee of the European Medicines Agency (the “EMA”), adopted a positive opinion for our Marketing Authorization Application (“MAA”) for Brineura following an accelerated review procedure, reserved for medicinal products expected to be a major public health interest. The EMA revised process for accelerated assessment came into effect June 1, 2016. Brineura is one of the first therapies to go through this process. We have begun marketing Brineura in the EU, and we began shipping the product in the EU in early July 2017.

Submission of Pegvaliase BLA to the FDA

On June 30, 2017, we submitted a Biologics License Application (“BLA”) to the FDA for pegvaliase, a PEGylated phenylanine-metabolizing enzyme product, to reduce blood phenylalanine (“Phe”) levels in adult patients with PKU who have uncontrolled blood Phe levels greater than 600 µmol/L on on existing management. Following receipt of the BLA, the FDA conducts an initial assessment of the application to determine whether to accept it for substantive review. We expect to hear from FDA within approximately two months of submission as to whether FDA is going to accept the application for substantive review. We also intend to submit an application for registration of pegvaliase in the EU by the end of 2017.

Gene therapy product candidate BMN 270 for the treatment of Hemophilia A

On July 11, 2017 we announced an update to our previously reported interim results of an open-label Phase 1/2 study of BMN 270, an investigational gene therapy in patients with severe hemophilia A, which is defined by the World Federation of Hemophilia (“WFH”) as having Factor VIII activity levels less than 1%, expressed as a percentage of normal factor activity in blood. The updated results were presented by John Pasi Ph.D. F.R.C.P., the primary investigator for the clinical trial, during an oral presentation at the International Society on Thrombosis and Haemostasis 2017 Congress held in Berlin, Germany. In the open label Phase 1/2 study of BMN 270, patients with severe hemophilia A received a single dose of BMN 270, seven of whom were treated at a dose of 6e13 vg/kg and an additional six of whom were subsequently treated at a lower dose of 4e13 vg/kg. The other two patients in the study were treated at lower doses as part of dose escalation in the study and did not achieve therapeutic efficacy. According to the WFH rankings of severity of hemophilia A, the normal range of Factor VIII activity levels for people without disease is between 50% and 150%, expressed as a percentage of the normal factor activity in blood, and the mild hemophilia A range of Factor VIII activity levels is between 5% and 40%.

As of the May 31, 2017 data cutoff, all patients at the 6e13 vg/kg dose had reached 52 weeks of post-treatment follow-up. Median and mean Factor VIII levels from week 20 through 52 for the 6e13 vg/kg dose cohort had been consistently within the normal levels post treatment as a percentage calculated based on the number of International Units per deciliter (IU/dL) of plasma. At one year after dosing, the median and mean Factor VIII levels of the 6e13 vg/kg cohort continued to be above 50%. For the six patients at the high dose and previously on a Factor VIII prophylactic regimen and after reaching a Factor VIII level above 5%, the mean annualized bleeding rate was reduced by 97% from 16.3 before the BMN 270 infusion to 0.5 after the infusion. For those same six patients, the median annualized bleeding rate was reduced from 16.5 to zero, and the mean annualized Factor VIII infusions were reduced by 94% from 136.7 to 8.5 (median annualized Factor VIII infusions fell from 138.5 to zero). The seventh patient receiving Factor VIII on demand treatment before the study was not included in this summary. On August 2, 2017, we announced updated data as of July 28, 2017 from six patient who in the 4e13 vg/kg cohort of our ongoing open-label Phase ½ study of BMN 270. Since the last data update presented at the ISTH 2017 Congress, the Factor VII activity levels in the 4e13 vg/kg cohort have continued to trend upwards and now support an additional Phase 3 study to the development program. A total of six patients received a single dose of BMN 270 at the 4e13 vg/kg dose. Based on the most recent data, for the three patients who were given the 4e13 vg/kg dose in November/December 2016, at week 32, all are in or near to the normal range of Factor VIII activity levels, with both median and mean Factor VIII levels of 51%. For the cohort of three patients who were given the 4e13 vg/kg dose in February/March 2017, at week 20, their Factor VIII activity levels have all moved into the mild range and two of the three are continuing to trend upward. For all six patients who received a dose of 4e13 vg/kg, at week 20, the median Factor VIII level was 34% and the mean was 31%. All six patients who received a single dose of BMN 270 at 4e13 vg/kg dose had severe hemophilia A and had been treated with prophylactic Factor VIII pre-study. After receiving BMN 270 and then reaching a Factor VIII activity level above 5%, through the July 28th data cut, the mean Annualized Bleed Rate (ABR) was reduced by 92% from 12.2 to 1.0. The median ABR for those same patients was reduced from

8.0 to zero. The mean annualized Factor VIII infusions were reduced by 97% from 144.2 to 4.8. The median annualized Factor VIII infusions were reduced from 155.5 to zero.

Overall, BMN 270 was well tolerated by patients across all doses. No patients developed inhibitors to Factor VIII and no patients withdrew from the study. The most common adverse event across all dose cohorts was alanine aminotransferase (“ALT”) elevations (10 of the 15 patients), all of which were non-serious as of the data cutoff. Two patients reported serious adverse events during the study. One patient was hospitalized for observation after developing Grade 2 pyrexia with myalgia and headache within 24 hours of receiving BMN 270 (4e13 vg/kg dose). The event resolved within 48 hours following treatment with paracetamol, an over-the-counter treatment for pain and fever. The event was assessed as related to BMN 270. The other serious adverse event was assessed as not related to BMN 270, and was attributed to a planned knee surgery to treat hemophilic arthropathy, and was Grade 1 in severity. It resolved without any further complications.

We plan to initiate two Phase 3 studies with BMN 270, one with a dose of 4e13 vg/kg and the other with a 6e13 vg/kg close.

In addition, we have designed and constructed our first gene therapy manufacturing facility located in Novato, California. We anticipate Good Manufacturing Practices production of BMN 270 to commence in 2017 to support ongoing clinical development activities and if approved, commercial demand.

In February 2017, we announced that the EMA granted access to its Priority Medicines (“PRIME”) regulatory initiative for BMN 270. To be accepted for PRIME, an investigational therapy has to show its potential to benefit patients with unmet medical needs based on early clinical data.

Major commercial products

Aldurazyme

Aldurazyme is approved for marketing in the U.S., the EU and other international markets for patients with MPS I. MPS I is a progressive and debilitating life-threatening genetic disease, for which no other drug treatment currently exists, that is caused by the deficiency of alpha-L-iduronidase, a lysosomal enzyme normally required for the breakdown of glycosaminoglycans (“GAGs”). Patients with MPS I typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in all tissues in the body. These symptoms include: inhibited growth, delayed and regressed mental development (in the severe form of the disease), enlarged liver and spleen, joint deformities and reduced range of motion, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

We developed Aldurazyme through collaboration with Genzyme, now a wholly-owned subsidiary of Sanofi. Under our collaboration agreement with Genzyme, we are responsible for manufacturing Aldurazyme and supplying it to Genzyme. We receive payments ranging from 39.5% to 50% on worldwide net Aldurazyme sales by Genzyme depending on sales volume. We recognize a portion of this amount as product transfer revenue when the product is released to Genzyme because all of our performance obligations are fulfilled at that point and title to, and risk of loss for, the product has transferred to Genzyme. The product transfer revenue represents the fixed amount per unit of Aldurazyme that Genzyme is required to pay us if the product is unsold by Genzyme. The amount of product transfer revenue will eventually be deducted from the calculated royalty rate when the product is sold by Genzyme. Additionally, Genzyme and we are members of BioMarin/Genzyme LLC, a 50/50 limited liability company (the “BioMarin/Genzyme LLC”) that: (1) holds the intellectual property relating to Aldurazyme and other collaboration products and licenses all such intellectual property on a royalty-free basis to us and Genzyme to allow us to exercise our rights and perform our obligations under the agreements related to the BioMarin/Genzyme LLC, and (2) engages in research and development activities that are mutually selected and funded by Genzyme and us.

Aldurazyme net product revenues for the six months ended June 30, 2017 totaled $39.3 million. Aldurazyme net product revenues for the years ended December 31, 2016, 2015 and 2014 totaled $93.8 million, $98.0 million and $105.6 million, respectively. In the future, to the extent that Genzyme net sales of Aldurazyme remain consistent, we expect that our total Aldurazyme revenues will continue to approximate 39.5% to 50% of net product sales by Genzyme as described above.

Brineura

Brineura is a recombinant human tripeptidyl peptidase 1 approved in the U.S. to slow the progression of loss of ambulation in symptomatic pediatric patients 3 years of age and older with CLN2, a form of Batten disease. CLN2 is an incurable, rapidly progressive disease that ends in patient death by 8-12 years of age. Patients with CLN2 are initially healthy but begin to decline at approximately the age of three. We estimate that CLN2 occurs in one in 200,000 live births and that 1,200-1,600 cases exist worldwide. In January 2017, we released data from the open-label, dose-escalation Phase 1/2 study and the associated extension study for Brineura in 24 patients with CLN2 disease, which indicates that in 20 of the 23 patients in the trial who were followed for at least 72 weeks, the treatment appeared to show stabilization of the disease compared to the natural history based on a standardized measure of motor and language function. On April 27, 2017, we announced that the FDA approved Brineura to slow the progression of loss of ambulation in symptomatic pediatric patients 3 years of age and older with CLN2. Brineura is the first treatment approved to slow the progression of loss of ambulation in children with CLN2 disease. We have begun marketing Brineura in the U.S., and we began shipping the product in the U.S. in mid-June 2017.

On June 1, 2017, we announced that the EC has granted marketing authorization for Brineura in the EU to treat children with CLN2 disease. Brineura is the first treatment approved in the EU for the treatment of CLN2 disease and the marketing authorization for Brineura includes all 28 countries of the EU, Norway, Iceland and Liechtenstein. On April 21, 2017, the CHMP, the scientific committee of the EMA adopted a positive opinion for our MAA for Brineura following an accelerated review procedure, reserved for medicinal products expected to be a major public health interest. The EMA revised process for accelerated assessment came into effect June 1, 2016. Brineura is one of the first therapies to go through this process. We have begun marketing Brineura in the EU, and we began shipping the product in the EU in early July 2017.

Kuvan

Kuvan is a proprietary synthetic oral form of 6R-BH4, a naturally occurring enzyme co-factor for phenylalanine hydroxylase (“PAH”), indicated for patients with PKU. Kuvan is the first drug for the treatment of PKU, which is an inherited metabolic disease that affects at least 50,000 diagnosed patients under the age of 40 in the developed world. We believe that approximately 30% to 50% of those with PKU could benefit from treatment with Kuvan. PKU is caused by a deficiency of activity of an enzyme, PAH, which is required for the metabolism of Phe. Phe is an essential amino acid found in all protein-containing foods. Without sufficient quantity or activity of PAH, Phe accumulates to abnormally high levels in the blood, resulting in a variety of serious neurological complications, including severe mental retardation and brain damage, mental illness, seizures and other cognitive problems. As a result of newborn screening efforts implemented in the 1960s and early 1970s, virtually all PKU patients under the age of 40 in developed countries have been diagnosed at birth. Currently, PKU can be managed by a Phe-restricted diet, which is supplemented by nutritional replacement products, like formulas and specially manufactured foods; however, it is difficult for most patients to adhere to the strict diet to the extent needed for achieving adequate control of blood Phe levels.

Kuvan tablets were granted marketing approval for the treatment of PKU in the U.S. in December 2007 and in the EU in December 2008. In December 2013, the FDA approved the use of Kuvan powder for oral solution that is provided in a dose sachet packet allowing faster dissolution of powder in solution compared to the current tablet form. We commenced the commercial launch of this new form of Kuvan in February 2014. We market Kuvan in the U.S. and Canada (and effective as of January 1, 2016, in the rest of the world, except for Japan). In certain international markets, Kuvan is also approved for, or is only approved for, the treatment of primary BH4 deficiency, a different disorder than PKU. Kuvan net product revenues for the six months ended June 30, 2017 totaled $194.3 million. Kuvan net product revenues for the years ended December 31, 2016, 2015 and 2014 totaled $348.0 million, $239.3 million and $203.0 million, respectively. In the year ended December 31, 2016, approximately $79 million of Kuvan net product revenues were generated from countries outside of North America as a result of the completion of the transition of the ex-North American territories acquired in 2016. The increase in Kuvan net product revenues in 2016 was also attributable to an approximately 15% increase in patients on therapy in 2016 compared to 2015.

In the fourth quarter of 2015, we entered into the Termination and Transition Agreement with Ares Trading S.A. (“Merck Serono”), as amended and restated on December 23, 2015 (the “A&R Kuvan Agreement”), to terminate the Development, License and Commercialization Agreement, dated May 13, 2005, as amended (the “License Agreement”), including the license to Kuvan granted in the License Agreement from us to Merck Serono. Also in the fourth quarter of 2015, we and Merck Serono entered into a Termination Agreement (the “Pegvaliase Agreement”) to terminate the license to pegvaliase granted in the License Agreement from us to Merck Serono.

On January 1, 2016, pursuant to the A&R Kuvan Agreement and the Pegvaliase Agreement, we completed the acquisition from Merck Serono and its affiliates of certain rights and other assets, and the assumption from Merck Serono and its affiliates of certain liabilities, in each case with respect to Kuvan and pegvaliase. As a result, we acquired all global rights to Kuvan and pegvaliase from Merck Serono, with the exception of Kuvan in Japan. Previously, we had exclusive rights to Kuvan in the U.S. and Canada and pegvaliase in the U.S. and Japan.

Pursuant to the A&R Kuvan Agreement, we paid Merck Serono $374.5 million, in cash, and are obligated to pay Merck Serono up to a maximum of €60.0 million, in cash, if future sales milestones are met. Pursuant to the Pegvaliase Agreement, we are obligated to pay Merck Serono up to a maximum of €125.0 million, in cash, if future development milestones are met. Merck Serono transferred certain inventory, regulatory materials and approvals, and intellectual property rights to us and will perform certain transition services for us. As of December 31, 2016, the inventory acquired from Merck Serono had been sold through to customers.

We and Merck Serono have no further rights or obligations under the License Agreement with respect to Kuvan or pegvaliase.

Two companies, Par and DRL, filed paragraph IV certifications and submitted abbreviated new drug applications to produce sapropterin dihydrochloride tablets and powder. In September 2015, we entered into a settlement agreement with DRL regarding Kuvan tablets, and in April 2017, we entered into a settlement agreement with Par regarding Kuvan tablets and powder. The settlement with DRL regarding Kuvan tablets and the settlement with Par regarding Kuvan tablets and powder does not affect pending litigation against DRL relating to Kuvan 100 mg oral powder. Please see “Government Regulation—The Hatch-Waxman Act” in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2016 and “Legal Proceedings” in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 for additional information.

Naglazyme

Naglazyme is a recombinant form of N-acetylgalactosamine 4-sulfatase (arylsulfatase B) indicated for patients with MPS VI. MPS VI is a debilitating life-threatening genetic disease for which no other drug treatment currently exists and is caused by the deficiency of arylsulfatase B, an enzyme normally required for the breakdown of certain complex carbohydrates known as GAGs. Patients with MPS VI typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in tissues in the body. These symptoms include: inhibited growth, spinal cord compression, enlarged liver and spleen, joint deformities and reduced range of motion, skeletal deformities, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

Naglazyme is approved for marketing in the U.S., the EU and other international markets. Naglazyme net product revenues for the six months ended June 30, 2017 totaled $166.3 million. Naglazyme net product revenues for the years ended December 31, 2016, 2015 and 2014 totaled $296.5 million, $303.1 million and $334.4 million, respectively.

Vimizim

Vimizim is an enzyme replacement therapy for the treatment of MPS IV A, a lysosomal storage disorder. MPS IV A is a disease characterized by deficient activity of Nacetylgalactosamine-6-sulfatase (GALNS) causing excessive lysosomal storage of glycosaminoglycans such as keratan sulfate and chondroitin sulfate. This excessive storage causes a systemic skeletal dysplasia, short stature, and joint abnormalities, which limit mobility and endurance. Malformation of the chest impairs respiratory function, and looseness of joints in the neck cause spinal instability and potentially spinal cord compression. Other symptoms may include hearing loss, corneal clouding, and heart disease. Initial symptoms often become evident in the first five years of life. The disease substantially limits both the quality and length of life of those affected. We have identified over 2,000 patients worldwide suffering from MPS IV A and estimate that the total number of patients suffering from MPS IV A worldwide could be as many as 3,000.

Vimizim was granted marketing approval in the U.S. and the EU in February 2014 and April 2014, respectively, and subsequently in several other international markets. Vimizim net product revenues for the six months ended June 30, 2017 totaled $209.0 million. Vimizim net product revenues for the years ended December 31, 2016, 2015 and 2014 totaled $354.1 million, $228.1 million and $77.3 million, respectively.

Product candidates in clinical development

Pegvaliase

Pegvaliase is an investigational enzyme substitution therapy that we are developing as a subcutaneous injection for the treatment of PKU. We estimate that approximately 27,800 adult cases of PKU exist worldwide. In August 2010, we announced preliminary results from a Phase 2, open-label dose finding clinical trial of pegvaliase that showed of the seven patients who received at least one mg/kg per week of pegvaliase for at least four weeks, six patients had achieved Phe levels below 600 micromoles per liter. Mild to moderate self-limiting injection site reactions were the most commonly reported toxicity. In April 2011, we initiated an extension of the Phase 2 study to find a shorter induction and titration dosing regimen to an efficacious maintenance dose. In March 2016, we announced that our pivotal Phase 3 PRISM-2 study for pegvaliase met the primary endpoint of change in blood Phe compared with placebo (p<0.0001). This ongoing Phase 3 clinical trial includes an open-label study to evaluate safety and blood Phe levels in naïve patients and a randomized controlled study of the Phase 2 extension study patients and patients from the open-label trial to evaluate blood Phe levels and neurocognitive endpoints. Although we met the primary endpoint of the Phase 3 PRISM-2 study, we did not demonstrate a statistically significant improvement in inattention or mood scores, a key secondary clinical neurocognitive endpoint. The FDA has indicated that lowering Phe blood levels in adults could form the basis for an accelerated approval; however, a favorable outcome on prospectively-specified analyses of inattention in patients with baseline problems with attention would likely be required for full approval. We filed a BLA for pegvaliase with the FDA in the second quarter of 2017, but there is no assurance that a reduction in blood Phe alone will be sufficient to support the FDA’s full regulatory approval of pegvaliase.

Vosoritide

Vosoritide (formerly referred to as BMN 111) is a peptide therapeutic in development for the treatment of achondroplasia, the most common form of dwarfism. We estimate that approximately 22,000 cases exist worldwide, with approximately 80% of those cases existing outside of the U.S. In September 2012, we announced the results of a Phase 1 clinical trial for vosoritide, which showed vosoritide was generally well-tolerated over the range of single and repeat doses studied. Pharmacokinetic data indicated that the dose levels studied resulted in exposure levels that are expected to stimulate growth based on non-clinical findings. In April 2016, we reported 12-month data for the patients in the 15 µg/kg/day cohort of the Phase 2 open-label, sequential cohort, dose-escalation study of vosoritide in children who are 5-14 years old, which showed a durable and consistent increase in mean annualized growth velocity of 46%-65% from baseline in the group. Vosoritide continued to be well tolerated with no treatment-related serious adverse events or adverse events leading to discontinuation. As further described above under “Recent developments,” in October 2016 we provided a positive update on our Phase 2 study of vosoritide. In December 2016, we initiated the pivotal Phase 3 study of vosoritide, which is a randomized, placebo-controlled 12-month treatment study in approximately 110 children with achondroplasia, ages 5-14, with a primary endpoint of annualized growth velocity. We anticipate completing enrollment in this study in mid-2018.

BMN 270

BMN 270 is an AAV-Factor VIII vector, designed to restore Factor VIII plasma concentrations, essential for blood clotting in patients with hemophilia A. Hemophilia A, also called Factor VIII (FVIII) deficiency or classic hemophilia, is a genetic disorder caused by missing or defective Factor VIII, a clotting protein. People living with the disease are not able to form blood clots efficiently and are at risk for excessive bleeding from modest injuries, potentially endangering their lives. People with severe hemophilia often bleed spontaneously into their muscles or joints. The gene therapy program for hemophilia A was originally licensed from University College London and St. Jude Children’s Research Hospital in February 2013 and has since been developed at our facilities. According to the World Federation of Hemophilia rankings of severity of hemophilia A, the normal range of Factor VIII activity levels is between 50% and 150%, expressed as a percentage of normal factor activity in blood, and the mild hemophilia A range of Factor VIII activity levels is between 5% and 40%. In July 2016, we announced positive proof-of-concept data from a Phase 1/2 dose-escalation study for BMN 270 in patients with severe hemophilia A, where six of the seven patients treated with the highest dose achieved Factor VIII levels above 50%, and the seventh was above 10%. Post-treatment follow-up ranges were from 12 to 28 weeks. As further described above under “Recent developments”, in July and August 2017 we announced updates to our interim results from the Phase 1/2 study. Patients in the Phase 1/2 study will be monitored for safety and durability of effect for five years. We plan to initiate two Phase 3 studies with BMN 270; one with a dose of 4e13 vg/kg and the other with a 6e13 vg/kg dose.

BMN 250

BMN 250 is an investigational enzyme replacement therapy designed to use a novel fusion NAGLU with a peptide derived from IGF2 for the treatment of MPS IIIB (also known as Sanfilippo Syndrome, Type B).

MPS IIIB is a rapidly progressive pediatric brain disease caused by NAGLU enzyme deficiency resulting in accumulation of heparan sulfate (“HS”) in the brain. The accumulation of HS leads to progressive cognitive decline, loss of developmental milestones, severe hyperactivity, sleep disorders, loss of mobility, and early death. BMN 250 is designed to be delivered directly into the central nervous system via an intracerebroventricular access device into the cerebrospinal fluid, which is intended to allow for the drug to bypass the blood brain barrier and distribute directly within the brain. As further described above under “Recent developments”, in January 2017 we announced positive, preliminary results from a multicenter, international Phase 1/2 clinical trial for BMN 250, which began enrolling patients in April 2016. A complimentary observational study has also been initiated to study the progression of MPS IIIB over time.

Company information

We were incorporated in Delaware in October 1996 and began operations on March 21, 1997. Our principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901 and our telephone number is (415) 506-6700. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge at www.biomarin.com as soon as reasonably practicable after electronically filing such reports with the SEC. Such reports and other information may be obtained by visiting the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Additionally, these reports are available at the SEC’s website at www.sec.gov. Information contained in our website is not part of this prospectus supplement or accompanying prospectus, or any report that we file with or furnish to the SEC.

THE OFFERING

The following is a brief summary of the terms of this offering. For a complete description of the terms of the notes, see “Description of the notes” in this prospectus supplement.

Issuer	BioMarin Pharmaceutical Inc.

Notes to be offered	$450,000,000 in aggregate principal amount of the notes.

We have also granted the underwriters an option to purchase, within a period of 13 days from, and including, the date notes are first issued, up to an additional $45,000,000 principal amount of the notes.

Maturity date	August 1, 2024, unless earlier repurchased or converted.

Interest and payment dates	0.599% per year, payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning February 1, 2018.

Conversion rights	At any time before the close of business on the second scheduled trading day immediately before the maturity date, holders may convert their notes at their option into shares of our common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate.

The conversion rate will initially be 8.0212 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $124.67 per share of common stock), subject to adjustment as described in this prospectus supplement.

See “Description of the notes—Conversion rights—Settlement upon conversion.”

Make-whole premium upon a make-whole fundamental change
If a make-whole fundamental change (as described in this prospectus supplement) occurs, we will, in certain circumstances, pay a make-whole premium on notes converted in connection with a make-whole fundamental change by increasing the conversion rate on such notes.

The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the make-whole fundamental change. See “Description of the notes—Make-whole premium upon a make-whole fundamental change.”

Repurchase of notes by us at the option of the holders upon a fundamental change

If we undergo a fundamental change (as described in this prospectus supplement), each holder will, subject to a limited exception described in this prospectus supplement, have the option to require us to repurchase all or any portion of such holder’s notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Ranking	The notes will be our senior subordinated, unsecured obligations and will be:

•	subordinated in right of payment to the prior payment in full of all of our existing and future senior debt;

•	equal in right of payment with our existing and future senior subordinated debt;

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

As of June 30, 2017, we had $759.3 million of indebtedness (excluding intercompany indebtedness), of which $9.3 million was secured indebtedness, consisting of collateralized standby letters of credit, and $750.0 million (undiscounted) was senior subordinated, unsecured indebtedness, including indebtedness under our 0.75% senior subordinated convertible notes due in 2018 (the “2018 Notes”) and our 1.50% senior subordinated convertible notes due in 2020 (the “2020 Notes”). As of June 30, 2017, our subsidiaries had $95.0 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

Use of proceeds	We estimate that our net proceeds from the sale of the notes will be approximately $437.9 million (or, if the underwriters fully exercise their option to purchase additional notes, $481.8 million), after deducting the underwriting discounts and commissions and estimated offering expenses that are payable to us.

We intend to use a majority of the net proceeds from this offering to repay, repurchase or settle in cash some or all of the 2018 Notes, although we do not intend to effect any such repayment or repurchase concurrently with this offering. We intend to use the remaining net proceeds from this offering for general corporate purposes, including clinical trials of our product candidates and the expansion of our manufacturing capacity, particularly with respect to our manufacturing capability for our gene therapy program. See “Use of proceeds.”

No redemption	We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes, which means we are not required to redeem or retire the notes periodically.

Form and denomination	The notes will be issued only in minimum authorized denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

NASDAQ symbol for common stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “BMRN.”

Certain material U.S. federal income tax considerations
The notes and the shares of our common stock issuable upon conversion of the notes will be subject to special and complex U.S. federal income tax rules. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes. See “Certain material U.S. federal income tax considerations.”

Risk factors	See “Risk factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors and the risk factors discussed under the section entitled “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this prospectus supplement in their entirety, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in these documents are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below or in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the value of the notes to decline, and you may lose all or part of your investment.

Risks related to the notes and our common stock

The notes will be effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our senior subordinated, unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our existing and future senior debt (as defined under “Description of the notes—Subordination”), equal in right of payment with our existing and future senior subordinated debt (as defined under “Description of the notes—Subordination”), senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes and effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness. In addition, because none of our subsidiaries will guarantee the notes, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

As of June 30, 2017, we had $759.3 million of indebtedness (excluding intercompany indebtedness), of which $9.3 million was secured indebtedness, consisting of collateralized standby letters of credit, and $750.0 million (undiscounted) was senior subordinated, unsecured indebtedness, including indebtedness under the 2018 Notes and the 2020 Notes. As of June 30, 2017, our subsidiaries had $95.0 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. The indenture governing the notes will not prohibit us or our subsidiaries from incurring additional indebtedness, including senior indebtedness, which would be senior in right of payment to the notes, and secured indebtedness, which would be effectively senior to the notes to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to us, our assets will not be available to make payments under the notes unless all of our senior debt is first paid in full. Because of the subordination provisions as described under “Description of the notes—Subordination,” if we become insolvent, funds that we would otherwise use to pay the holders of the notes can instead be required to be used to pay the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of the notes. The remaining assets, if any, would then be allocated pro rata among the holders of our senior subordinated, unsecured indebtedness, including the notes. There may be insufficient assets to pay all amounts then due.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to any of our subsidiaries, then we, as a direct or indirect common equity owner of that subsidiary (and, accordingly, holders of our indebtedness, including the notes), will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary to satisfy amounts due under the notes.

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

As of June 30, 2017, we had approximately $759.3 million of consolidated indebtedness. We will incur $450 million (or, if the underwriters fully exercise their option to purchase additional notes, $495 million) of additional indebtedness as a result of this offering. We may also incur additional indebtedness to meet future financing needs, subject to certain limitations in our credit agreement, dated as of November 29, 2016, by and among us, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (the “Revolving Credit Facility”). Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the notes; and

•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the notes, and our cash needs may increase in the future. In addition, the Revolving Credit Facility, and any future indebtedness that we may incur, may contain financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full. For a description of our outstanding indebtedness, see “Description of other indebtedness.”

The notes contain no financial covenants and limited operational covenants.

The indenture will not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture will contain only limited protections in the event of a fundamental change. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” permitting holders to require us to repurchase their notes under the indenture.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be senior debt or secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. The Revolving Credit Facility restricts our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to repurchase notes upon a fundamental change.

You may, subject to a limited exception described in this prospectus supplement, require us to repurchase all or a portion of your notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of the notes—Repurchase at option of holders upon a fundamental change.” If you were to require us to repurchase your notes, we cannot assure you that we will be able to pay the amount required in cash. Our ability to repurchase the notes is subject to our liquidity position at the time, and may be limited by law and by indebtedness and agreements that we may enter into in the future, which may replace, supplement or amend our existing or future debt. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. In circumstances in which we were obligated to do so, our failure to repurchase the notes in cash would constitute an event of default under the indenture under which we issued the notes, which might constitute an event of default under the terms of our other indebtedness at that time.

The make-whole premium that may be payable upon conversion in connection with a make-whole fundamental change may not adequately compensate you for the lost option value of your notes as a result of such change in control.

If you convert notes in connection with a make-whole fundamental change, we may be required to pay a make-whole premium by increasing the conversion rate. The make-whole payment is described under “Description of the notes—Make-whole premium upon a make-whole fundamental change.” While the make-whole premium is designed to compensate you for the lost option value of your notes as a result of a make-whole fundamental change, the make-whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, in some other cases described below under “Description of the notes—Make-whole premium upon a make-whole fundamental change,” there will be no such make-whole premium.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Because your right to require us to repurchase the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

As described in this prospectus supplement, you may, subject to a limited exception described in this prospectus supplement, require us to repurchase your notes if a fundamental change occurs. However, the term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline. The term “fundamental change” does not apply to, among other things, transactions in which 90% or more of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the notes—Repurchase at option of holders upon a fundamental change.”

Sales of the common stock issuable upon conversion of the notes could adversely affect our stock price.

Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock. If you convert your notes into shares of common stock, you will be subject to the same dilution as other holders of shares of common stock, including from subsequent conversions of other notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock dividends on our common stock, the issuance of rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions and combinations of our common stock, dividends of our capital stock, cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes, subject to a limited exception described in this prospectus supplement. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

A holder of notes, as such, is not entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled, as such, to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock underlying your notes to the extent you convert your notes and are deemed a holder of record of the shares due upon conversion. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the holder of record of the shares issuable upon conversion of your notes, those shares will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. We will be required to deliver the shares of our common stock due upon conversion of your notes, together with cash for any fractional share, on the third (or, if the “t+2 effective date,” as described in this prospectus supplement, has occurred on or before the relevant conversion date, the second) business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. See “Description of the notes—Conversion rights.” If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a constructive dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See “Certain material U.S. federal income tax considerations.”

There is a risk that the notes will be issued with original issue discount.

We may not know the issue price of the notes at the time of the first sales of the notes. If the price at which a substantial amount of the notes is first sold to holders other than the underwriters is less than the stated principal amount by more than a de minimis amount then the notes will have original issue discount under applicable tax rules which may require a holder to recognize taxable interest income in advance of the receipt of cash attributable to that income. For a fuller discussion see “Certain material U.S. federal income tax considerations—Consequences to U.S. holders—Interest.”

There is a risk that the Internal Revenue Service (“IRS”) could challenge the issue price of the notes as determined by us, or that it could challenge our position that all of the notes are part of a single issue and will be fungible under applicable tax rules, in which case the notes may be issued with, or with a greater amount of, original issue discount (“OID”).

We will sell the notes to the underwriters in this offering for a fixed price but with no limitation on the price at which such underwriters can resell the notes to investors and the potential that such sales could occur over time.

We will make available to investors our determination of the issue price of the notes, but there is an absence of clear authority in the tax law as to how to determine the issue price for notes sold at different times and at different prices, and our determination of the issue price of the notes, when made, will not be free from doubt and will not be binding on the IRS. In addition, the notes will be sold by the underwriters to investors during the thirteen days following the initial sale of the notes. From the fourteenth day following the original issuance of the notes until the thirtieth day following the original issuance of the notes, the underwriters will cease all distribution efforts with respect to such notes. We intend to take the position that any notes unsold by the underwriters as of the end of the thirteenth day will be deemed to be held by them in their capacity as investors and not in their capacity as underwriters, such that all of the notes in this offering are part of a single issue and are fungible for tax purposes. There is an absence of clear authority in the tax law as to when an underwriter ceases to be an underwriter of purchased notes and instead is considered to hold such notes as an investor. Therefore, it is not free from doubt that all of the notes in the offering will be treated as a single issue and fungible from a tax perspective.

If the IRS were to successfully challenge either our determination of the issue price for the notes or our position that the notes will be treated as a single issue and fungible, certain adverse income tax consequences could result for investors. For example, the notes may be considered to have OID (or a greater amount of OID) which would generally require a holder to recognize taxable interest income in advance of the receipt of cash attributable to that income and may therefore adversely affect the market value of the notes. U.S. holders should consult their own tax advisors as to the income tax consequences to them of such a successful challenge under the circumstances of this offering. For a fuller discussion of these tax risks, see “Certain material U.S. federal income tax considerations—Consequences to U.S. holders—Issue price and basis in the notes” and “Certain material U.S. federal income tax considerations—Consequences to U.S. holders—Interest.”

An active trading market for the notes may not develop, and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of shares of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

We expect that the trading price of the notes will be significantly affected by the trading price of our common stock.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. This may result in greater volatility in the trading price of the notes than would be expected for any non-convertible debt securities we may issue. Holders who receive our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

An adverse rating of the notes may cause their trading prices to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We may issue additional shares of common stock and thereby materially and adversely affect the price of the notes.

We are not restricted from issuing additional shares of common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock, and in turn, the price of the notes may decline.

Our stock price may be volatile, and an investment in our stock could suffer a decline in value.

Our valuation and stock price have no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of our common stock will fluctuate due to factors including:

•	product sales and profitability of our products;

•	manufacturing, supply or distribution of our product candidates and commercial products;

•	progress of our product candidates through the regulatory process and our ability to successfully commercialize any such products that receive regulatory approval;

•	results of clinical trials, announcements of technological innovations or new products by us or our competitors;

•	results relating to our lawsuit against DRL to protect our patents relating to Kuvan powder and generic competition to Kuvan relating to our settlements with DRL (related to Kuvan tablets) and Par (related to Kuvan tablets and powder);

•	government regulatory action affecting our product candidates, our products or our competitors’ product candidates and products in both the U.S. and non-U.S. countries;

•	developments or disputes concerning patent or proprietary rights;

•	general market conditions and fluctuations for the emerging growth and pharmaceutical market sectors;

•	economic conditions in the U.S. or abroad;

•	negative publicity about our company or the pharmaceutical industry;

•	broad market fluctuations in the U.S., the EU or in other parts of the world;

•	actual or anticipated fluctuations in our operating results, including due to the timing of large orders for our products, in particular in Latin America, where governments place large periodic orders for Naglazyme and Vimizim;

•	changes in company assessments or financial estimates by securities analysts;

•	acquisitions of products, businesses or other assets; and

•	sales of our shares of stock by us, our significant stockholders or members of our management or Board of Directors.

In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities. In addition, our stock price can be materially adversely affected by factors beyond our control, such as disruptions in global financial markets or negative trends in the biotechnology sector of the economy, even if our business is operating well.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Anti-takeover provisions in our charter documents, under Delaware law and under the indenture may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in our restated certificate of incorporation and amended and restated bylaws providing that stockholders’ meetings may only be called by our Chairman, the lead independent director or the majority of our Board of Directors and that the stockholders may not take action by written consent and requiring that stockholders that desire to nominate any person for election to our Board of Directors or to make any proposal with respect to business to be conducted at a meeting of our stockholders be submitted in appropriate form to our Secretary within a specified period of time in advance of any such meeting. Additionally, our Board of Directors has the authority to issue shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, our Board of Directors approves the transaction. Our Board of Directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our Board of Directors may adopt additional anti-takeover measures in the future.

Furthermore, certain provisions in the notes and the indenture could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then noteholders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the conversion rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that noteholders or holders of our common shares may view as favorable.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented. Our net losses were insufficient to cover fixed charges for each of the periods presented. Because of these deficiencies, the ratio information is not applicable for those periods. The extent to which earnings were insufficient to cover fixed charges for those periods is shown below. Amounts are shown in thousands, except for ratios.

						Six Months Ended June 30, 2017
	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(117,069)	$(175,311)	$(124,084)	$(154,637)	$(830,736)	$(69,309)

(1)	“Fixed charges” consist of interest expense, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and our estimate of interest within rental expense.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $437.9 million, or approximately $481.8 million if the underwriters exercise their option to purchase additional notes in full, after deducting the underwriting discounts and commissions and the other estimated offering expenses payable by us.

We intend to use a majority of the net proceeds from this offering to repay, repurchase or settle in cash some or all of our 0.75% senior subordinated convertible notes due in October 2018, although we do not intend to effect any such repayment or repurchase concurrently with this offering. We intend to use the remaining net proceeds from this offering for general corporate purposes, including clinical trials of our product candidates and the expansion of our manufacturing capacity, particularly with respect to our manufacturing capability for our gene therapy program. We may also use the proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. However, we have no current plans, commitments or obligations to do so. We reserve the right, at the sole discretion of our Board of Directors, to reallocate the proceeds of this offering in response to developments in our business. Accordingly, our management will have significant discretion in applying these proceeds. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest-bearing instruments or other investment grade securities.

CAPITALIZATION

The following table shows:

•	our cash, cash equivalents and short-term investments and our capitalization as of June 30, 2017 on an actual basis; and

•	our cash, cash equivalents and short-term investments and our capitalization as adjusted to give effect to the issuance and sale of $450,000,000 aggregate principal amount of notes in this offering at an offering price of 100% of their principal amount, after deducting the underwriting discounts and commissions and estimated offering expenses that are payable to us.

	As of June 30, 2017
(in thousands, except for share and per share data)	Actual	As Adjusted
Cash, cash equivalents and short-term investments	$727,776	$1,165,681

Long-term debt, including current portion
0.75% senior subordinated convertible notes due 2018(1)	352,343	352,343
1.50% senior subordinated convertible notes due 2020(1)	323,862	323,862
Principal amount of 0.599% senior subordinated convertible notes due 2024 offered hereby	—	450,000
Contingent acquisition obligation, net of discount(2)	177,992	177,992

Total long-term debt	854,197	1,304,197

Stockholders’ equity
Common stock, par value $0.001 per share: 500,000,000 shares authorized; 175,248,847 shares issued and outstanding, actual; 175,248,847 shares issued and outstanding, as adjusted(3)	175	175
Additional paid-in capital(1)	4,397,980	4,397,980
Company common stock held by Nonqualified Deferred Compensation Plan	(14,289)	(14,289)
Accumulated other comprehensive income	(14,658)	(14,658)
Accumulated deficit	(1,573,629)	(1,573,629)

Total stockholders’ equity(1)	2,795,579	2,795,579

Total capitalization(1)	$3,649,776	$4,099,776

(1)	These notes are accounted for in accordance with ASC 470-20, which provides that convertible debt that may be wholly or partially settled in cash must be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. As of June 30, 2017, the outstanding principal amount of our 0.75% senior subordinated convertible notes due 2018 and 1.50% senior subordinated convertible notes due 2020 was $375.0 million and $375.0 million, respectively.

(2)	Includes current portion of $55.1 million.

(3)	The table above assumes no exercise of the underwriters’ option to purchase additional notes in this offering. In addition, the number of shares of our common stock in the actual and as adjusted columns in the table above excludes (as of June 30, 2017):

•	8,440,436 shares of our common stock issuable upon exercise of outstanding options issued under our equity incentive plans at a weighted-average exercise price of $55.45 per share;

•	2,808,955 shares of our common stock reserved for issuance upon settlement of service-based restricted stock units;

•	231,838 shares of our common stock reserved for issuance upon settlement of performance-based restricted stock units;

•	3,982,775 shares of our common stock issuable upon the conversion of our 0.75% convertible subordinated notes due 2018;

•	3,982,913 shares of our common stock issuable upon the conversion of our 1.50% convertible subordinated notes due 2020; and

•	an aggregate of 11,471,799 shares of our common stock available for future issuance under our stock plans.

DESCRIPTION OF OTHER INDEBTEDNESS

2018/2020 convertible notes

On October 15, 2013, we issued $750.0 million in aggregate principal amount of senior subordinated convertible notes consisting of $375.0 million in aggregate principal amount of 0.75% senior subordinated convertible notes due in October 2018 (the “2018 Notes”) and $375.0 million in aggregate principal amount of 1.50% senior subordinated convertible notes due in October 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Subordinated Notes”). Net proceeds from the offering were $726.2 million.

The 2018 Notes and the 2020 Notes bear interest at a rate of 0.75% and 1.5% per year, respectively, which is payable semiannually in arrears on April 15 and October 15 of each year.

The Subordinated Notes are senior unsecured obligations, and rank (i) subordinated to any of our existing and future unsecured senior debt, (ii) equally to any of our existing and future senior subordinated debt, (iii) senior to any of our future indebtedness that is expressly subordinated to the Subordinated Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Upon the occurrence of a “fundamental change”, as defined in the indenture, the holders may require us to repurchase all or a portion of the Subordinated Notes for cash at 100% of the principal amount of the Subordinated Notes being purchased, plus any accrued and unpaid interest.

The Subordinated Notes are convertible into 7,965,975 shares of our common stock under certain circumstances prior to maturity at a conversion rate of 10.6213 shares per $1,000 principal amount of the Subordinated Notes, which represents a conversion price of $94.15 per share, subject to adjustment under certain conditions. Holders may convert their notes at their option at any time prior to July 15, 2018, in the case of the 2018 Notes, and July 15, 2020, in the case of the 2020 Notes, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of the relevant notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events.

Upon conversion, we may pay cash, shares of our common stock or a combination of cash and stock, as determined by us in our discretion.

To minimize the impact of potential dilution upon conversion of the 2018 Notes and the 2020 Notes, we entered into capped call transactions separate from the issuance of the Subordinated Notes with certain counterparties covering 3,982,988 shares of our common stock, subject to adjustment. The capped calls have a strike price of $94.15 and a cap price of $121.05 and are exercisable when and if the Subordinated Notes are converted. If upon conversion of the Subordinated Notes, the price of our common stock is above the strike price of the capped calls, the counterparties will deliver shares of our common stock and/or cash with an aggregate value equal to the difference between the price of our common stock at the conversion date and the strike price, multiplied by the number of shares of our common stock related to the capped calls being exercised.

We intend to use a majority of the net proceeds from this offering to repay, repurchase or settle in cash some or all of the 2018 Notes, although we do not intend to effect any such repayment or repurchase concurrently with this offering.

2017 convertible notes

In April 2007, we issued $324.9 million in aggregate principal amount of senior subordinated convertible notes due in April 2017 (the “2017 Notes”). The 2017 Notes were issued at face value and bore interest at the rate of 1.875% per annum, payable semi-annually in cash. The 2017 Notes were convertible, at the option of the holder, at any time prior to maturity or redemption, into shares of the Company’s common stock at a conversion price of $20.36 per share, subject to adjustment in certain circumstances. The 2017 notes matured on April 23, 2017 with conversion of $22.5 million in aggregate principal amounts, except for a final cash settlement of $26,000, into 1,103,704 shares of our common stock.

Revolving credit facility

In November 2016, we entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as the administrative agent, swing line lender and letter of credit issuer. The Credit Agreement provides for up to $100.0 million (the “Revolving Credit Facility”), a $10.0 million letter of credit subfacility and a $15.0 million swing line loan subfacility. The maturity date of the Revolving Credit Facility will occur on November 29, 2018. Interest on any outstanding balance of the Revolving Credit Facility is payable quarterly and draws may be voluntary prepaid at any time without penalty. As of June 30, 2017 and December 31, 2016, there were no outstanding amounts due under the Revolving Credit Facility.

In connection with the Revolving Credit Facility, we and certain of our subsidiaries are required to comply with covenants, including, among other things, restrictions on our and such subsidiaries’ ability to incur additional indebtedness, dispose of its assets, incur liens, make investments, and pay dividends or other distributions, in each case subject to specified exceptions. The Credit Agreement also contains customary indemnification obligations and customary events of default. If our Global Liquidity, which is defined as the sum of the market value of unrestricted cash, marketable securities and other assets to the extent constituting “cash and cash equivalents,” “short-term investments” or “long-term investments” as reflected in our consolidated balance sheet, in each case, held by us or certain of our subsidiaries at such time, regardless of where such assets are domiciled, falls below $225.0 million at the end of any month or at the time of any borrowing or issuance of a letter of credit under the Revolving Credit Facility, then our obligations under the Credit Agreement will also be secured by the assets held by us in a custody account. The custody account was established in the first quarter of 2017. As of June 30, 2017, we and certain of our subsidiaries that serve as guarantors were in compliance with all covenants.

DESCRIPTION OF THE NOTES

This description highlights some information concerning the notes to be sold in this offering. We have included in this description what we believe is the most important information concerning the notes. However, this description may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus supplement. To understand the notes fully, you should read carefully the entire prospectus supplement and the accompanying prospectus, including “Risk factors,” the incorporated consolidated financial statements and related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

The 0.599% senior subordinated convertible notes due 2024 (the “notes”) will be issued under a base indenture (the “base indenture”), as supplemented by a supplemental indenture (the base indenture, as so supplemented, the “indenture”), each to be dated as of the date the notes are initially issued. Copies of the indenture and the notes will be made available to prospective investors in the notes upon request to us as set forth under “Where you can find more information”. This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of our debt securities in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We have summarized portions of the indenture and the notes below. This summary is not complete and is subject to, and qualified by references to, all of the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they define your rights as a holder of the notes. In this section, “BioMarin,” “we,” “our” and “us” each refers only to BioMarin Pharmaceutical Inc. and not to any existing or future subsidiary. References to any “note” in this section refer to any authorized denomination of a note, unless the context requires otherwise.

General

The notes are our unsecured, senior subordinated obligations and are convertible into shares of our common stock (together with cash in lieu of any fractional share, if applicable), as described under “—Conversion rights” below. The notes are limited to an aggregate principal amount of $450,000,000 (or $495,000,000 if the underwriters exercise their over-allotment option in full) and will mature on August 1, 2024 unless earlier repurchased or converted.

The notes will bear interest at the rate of 0.599% per year from the date of issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 2018 to holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder of a note, interest ceases to accrue on the note under the terms of, and subject to the conditions of, the indenture.

Special interest will accrue on the notes in some circumstances if we fail to comply with certain reporting obligations, as described under “—Events of default.” All references in this prospectus supplement to interest on the notes include any special interest payable on the notes, unless the context requires otherwise.

The notes will be subject to repurchase by us at your request upon a fundamental change, as described, and subject to the limited exception set forth, under “—Repurchase at option of holders upon a fundamental change”).

We will not have the right to redeem the notes prior to their maturity.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in Wilmington, Delaware, which is initially the office or agency of the trustee in Wilmington, Delaware.

The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of “senior debt” (as defined below under “—Subordination”) or other indebtedness, or the issuance or repurchase of securities by us. The indenture will not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “—Make-whole premium upon a make-whole fundamental change” and “—Repurchase at option of holders upon a fundamental change” below.

The notes will be issued only in minimum authorized denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be our senior subordinated, unsecured obligations and will be:

•	subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt;

•	equal in right of payment with our existing and future “senior subordinated debt” (as defined under “—Subordination”);

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

The indenture will not prohibit us from incurring additional indebtedness, including senior debt, which would be senior in right of payment to the notes, and secured indebtedness, which would be effectively senior to the notes to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes. The indenture will also not prohibit our subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets will not be available to make payments under the notes unless all of our senior debt is first paid in full. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of the those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our subsidiaries will have no obligations under the notes. The ability of our subsidiaries to pay dividends or make other payments to us is restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

As of June 30, 2017, we had $759.3 million of indebtedness (excluding intercompany indebtedness), of which $9.3 million was secured indebtedness, consisting of collateralized standby letters of credit, and $750.0 million (undiscounted) was senior subordinated debt, including indebtedness under our 0.75% senior subordinated convertible notes due 2018 and our 1.50% senior subordinated convertible notes due 2020. As of June 30, 2017, our subsidiaries had $95.0 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

See “Risk factors—Risks related to the notes and our common stock—The notes will be effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the liabilities of our subsidiaries” and “—We may not have the ability to raise the funds necessary to repurchase notes upon a fundamental change.”

Subordination

The indenture will provide that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt for all obligations then due to such holders, including without limitation any payments of principal of, premium, if any, and interest on such senior debt, before we make any payments of principal of, or premium, if any, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture will further provide that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, premium, if any, or interest on the notes until all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt; provided, however, that the issuance and delivery of shares of our common stock and cash in lieu of any fractional share of our common stock upon conversion of any note in accordance with the indenture and the notes will be deemed not to constitute a payment on or with respect to any note.

Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

Because of these subordination provisions, if we become insolvent, funds that we would otherwise use to pay the holders of the notes can instead be required to be used to pay the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt, and such general creditors may recover more, ratably, than holders of the notes.

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee on terms satisfactory to it against any losses, liabilities or expenses it incurs in connection with its duties relating to the notes. The trustee’s claims for such payments will not be subordinate to our senior debt and will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

The term “indebtedness” means, with respect to any person:

(1)	all indebtedness, obligations and other liabilities, contingent or otherwise, of that person:

•	for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	evidenced by bonds, notes or other instruments for the payment of money; or

•	incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or any other guaranty of contractual performance;

(3)	all obligations and liabilities, contingent or otherwise, in respect of:

•	leases of such person required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person; or

•	any lease or related documents, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord, and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

(4)	all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5)	all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire, or assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4), inclusive, above;

(6)	any indebtedness or other obligations described in clauses (1) through (5), inclusive, above secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

(7)	any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6), inclusive, above.

The term “senior debt” means all the (i) principal of, (ii) premium, if any, on, (iii) interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, (iv) termination payments with respect to or in connection with and (v) fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the preceding, in each case except for:

•	any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior in right of payment to the notes;

•	any indebtedness between or among us or any of our subsidiaries or other affiliates;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings); and

•	any indebtedness that is classified as non-recourse in accordance with U.S. generally accepted accounting principles or any unsecured claim arising in respect thereof pursuant to Section 1111(b)(1) of Title 11 of the United States Code.

The term “senior subordinated debt” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior debt.

No redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem the notes periodically.

Conversion rights

The notes will be convertible, at the holders’ option, into shares of our common stock (together with cash in lieu of any fractional share, if applicable), at an initial conversion rate of 8.0212 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $124.67 per share).

Noteholders may convert their notes at any time until the close of business on the second “scheduled trading day” (as defined below) immediately preceding the maturity date.

Upon conversion in connection with a make-whole fundamental change (as defined below), we will pay a make-whole premium to holders of the notes as described under “—Make-whole premium upon a make-whole fundamental change.”

Whenever in this prospectus supplement we refer to the conversion rate or conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the conversion rate immediately after 5:00 p.m., New York City time, on such date.

A holder may convert fewer than all of such holder’s notes so long as the amount of the notes converted is an integral multiple of $1,000 principal amount.

Upon conversion of a note, a holder will not receive any separate cash payment of interest (unless in certain circumstances such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery of shares of our common stock together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and our obligation to pay accrued and unpaid interest. As a result, any accrued but unpaid interest as of the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Certain material U.S. federal income tax considerations.”

If a holder converts its notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

A person with a beneficial interest in a global note that wishes to convert such beneficial interest must comply with the procedures of The Depository Trust Company (“DTC”) for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights. The exercise of such conversion rights shall be irrevocable.

If a holder of a certificated note wishes to convert such note, such holder must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

Holders may obtain copies of the required form of the conversion notice from the conversion agent.

We refer to the date on which a holder complies with all the applicable procedures and requirements for conversion as the “conversion date.” Notes surrendered for conversion will be deemed to be converted at 5:00 p.m., New York City time, on the applicable conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under “—Repurchase at option of holders upon a fundamental change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the business day following the corresponding interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, or (3) if conversion occurs after the last record date prior to the maturity date.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

Settlement upon conversion

Upon conversion of any note, we will deliver, for each $1,000 principal amount being converted, a number of shares of our common stock equal to the conversion rate in effect on the conversion date for such conversion. However, in lieu of delivering any fractional share of common stock otherwise due upon conversion, we will pay cash based on the “last reported sale price” (as defined below) per share of our common stock on the conversion date for such conversion (or, if such conversion date is not a “trading day” (as defined below), the immediately preceding trading day).

“Last reported sale price” of our common stock on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a last reported sale price must be determined) generally occurs on the NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock (or other security for which a closing sale price must be determined) is listed or admitted for trading. If our common stock (or such other security) is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Except as described under “—Adjustment of conversion rate,” we will deliver the consideration due in respect of conversion by the third (or, if the “t+2 effective date” (as defined below) has occurred on or before the relevant conversion date, the second) business day immediately following such conversion date; provided that with respect to any conversion date occurring on or after March 1, 2024, settlement will occur on the maturity date.

“T+2 effective date” means the date, if at all, the “relevant exchange” (as defined below) has adopted a normal settlement cycle of two business days for trading in our common stock, and the t+2 effective date will be the first date for which trades executed on that date are subject to such new cycle.

“Relevant exchange” means The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the relevant conversion date.

Adjustment of conversion rate

The initial conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender offer or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder:

(1)	If we issue solely shares of our common stock as a dividend or distribution on all shares of our common stock, or if we effect a share split or share combination of our common stock (in each case excluding any issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Recapitalizations, reclassifications and changes of our common stock” will apply), then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS’
OS0

where,

CR0 =

the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date of such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as the case may be;

CR’ =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date or effective date, as the case may be;
OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or effective date, as the case may be; and
OS’ =	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

An adjustment made under this clause (1) will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as the case may be.

If any dividend, distribution, share split or share combination of the type described in this clause (1) is declared but not so paid or made, then the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or to effect such share split or share combination, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan adopted by us, as to which the provisions described under the caption “—Stockholder rights plans” below will apply) entitling them, for a period expiring not more than 45 days immediately following the date of announcement of such issuance, to purchase or subscribe for shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, the conversion rate will be increased based on the following formula:

CR’ = CR0 X	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;
CR’ =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the conversion rate shall be readjusted, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make such issuance, to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith.

(3)(a)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours or issue rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

i.	dividends or distributions as to which an adjustment was effected (or would be effected without regard to the “deferral exception” (as defined below)) pursuant to clause (1) or (2) above;

ii.	dividends or distributions paid exclusively in cash as to which an adjustment was effected (or would be effected without regard to the deferral exception) pursuant to clause (4) below;

iii.	except as otherwise described below under the caption “—Stockholder rights plans,” rights issued pursuant to a stockholder rights plan adopted by us;

iv.	a distribution solely pursuant to a “common stock change event,” as to which the provisions described below under the caption “—Recapitalizations, reclassifications and changes of our common stock” will apply; and

v.	spin-offs, as to which the provisions set forth in clause (3)(b) shall apply (or would apply without regard to the deferral exception),

then the conversion rate will be increased based on the following formula:

CR’ = CR0 X	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;
CR’ =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;
SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by us in good faith) of the shares of capital stock, evidences of indebtedness, assets, securities or property or rights, options or warrants to acquire our capital stock or other securities distributable with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of the relevant notes, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

An adjustment made under this clause (3)(a) will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(b)	If we make a payment of a dividend or other distribution on our common stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit (other than a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Recapitalizations, reclassifications and changes of our common stock” will apply), where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR’ = CR0 X	FMV + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the valuation period (as defined below);
CR’ =	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the valuation period;
FMV =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (such average to be determined as if references to our common stock in the definition of “last reported sale price” were instead references to such capital stock or equity interests) over the 10 consecutive trading days immediately following, and including, the ex-dividend date for the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that in respect of any conversion of notes where the conversion date occurs within the valuation period, then, solely for purposes of such conversion, the valuation period will be deemed to be the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date (or, if such conversion date is not a trading day, to, and including, the immediately preceding trading day). If such spin-off is subsequently cancelled and does not become effective, the conversion rate shall be readjusted, as of the date of such cancellation, to be the conversion rate that would have been in effect if such spin-off had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR’ = CR0 X	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
CR’ =	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share of our common stock we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of the relevant, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

An adjustment made under the provision of this clause (4) will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd-lot tender offer that satisfies the requirements of Rule 13e-4(h)(5), or any successor rule), if the cash and value (determined as of the “expiration time” (as defined below) by us in good faith) of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the last trading day of the averaging period (as defined below);

CR’ =	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the last trading day of the averaging period;

AC =	the aggregate value of all cash and any other consideration (as determined by us in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS’ =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP’ =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the expiration date (the “averaging period”).

The adjustment to the conversion rate under the preceding paragraph will occur immediately after 5:00 p.m., New York City time, on the last trading day of the averaging period; provided that in respect of any conversion of notes where the conversion date occurs within the averaging period, then, solely for purposes of such conversion, the averaging period will be deemed to be the period from, and including, the expiration date to, and including, such conversion date (or, if such conversion date is not a trading day, to, and including, the immediately preceding trading day).

If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be immediately decreased to the conversion rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing, if (i) a conversion rate adjustment becomes effective on any ex-dividend date as described above; (ii) a holder that has converted any notes with a conversion date that occurs on or after such ex-dividend date and on or prior to the related record date; and (iii) such holder would be treated as the record holder, as of such record date, of the shares of our common stock due in connection with such conversion (based, for the avoidance of doubt, on an adjusted conversion rate for such ex-dividend date), then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such conversion. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate as such in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding anything to the contrary, if:

•	a note is to be converted;

•	the record date or effective date for any event that requires an adjustment to the conversion rate pursuant to the provisions described in clauses (1) through (4), inclusive, above has occurred on or before the conversion date for such conversion, but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date;

•	the consideration due upon such conversion includes any whole shares of our common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date, and, for the avoidance of doubt, such shares will not be entitled to participate in such event. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the third (or, if the t+2 effective date has occurred by such first date, the second) business day after such first date.

As used in this “—Adjustment of conversion rate” section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For these purposes, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way.”

If any adjustment of the conversion rate would be less than 1% of the then effective rate, such adjustment shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with the original adjustment, shall aggregate at least 1% of the then effective conversion rate; provided, however, that any carry forward amount shall be given effect (i) on each conversion date; (ii) if a fundamental change or make-whole fundamental change occurs; and (iii) on and after March 1, 2024. We refer to our ability to defer adjustments as described above as the “deferral exception.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

Except as stated above, in the second paragraph below or under the caption “—Make-whole premium upon a make-whole fundamental change” below, the conversion rate will not be adjusted. Without limiting the foregoing, we will not be required to adjust the conversion rate on account of:

•	except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the conversion price;

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•	the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the date we first issue the notes;

•	a third-party tender offer, other than a tender offer that is subject to clause (5) above;

•	the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buyback transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buyback transaction, in each case that is not subject to clause (5) above;

•	a change in the par value of our common stock; or

•	accrued and unpaid interest on the notes.

If we make a distribution of property to holders of our common stock that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion rate is increased, this increase would generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain material U.S. federal income tax considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain material U.S. federal income tax considerations”). Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase or maturity of the notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of the holder. See “Certain material U.S. federal income tax considerations.”

We may from time to time, to the extent permitted by applicable law and subject to the applicable rules of the principal securities exchange on which the common stock is then listed, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give the trustee (in writing) and the holders at least 15 days’ notice of such increase. We may make such increase in the conversion rate, in addition to those set forth above, as our board of directors or a committee thereof deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes, and it will be conclusive.

Stockholder rights plans

If we implement a stockholder rights plan, this rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights under such rights plan unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3)(a) above under the caption “—Adjustment of conversion rate,” subject to readjustment in the event of the expiration, termination or redemption of such rights. For the avoidance of doubt, any issuance of stockholder rights will not cause an adjustment of the conversion rate unless and until such stockholder rights have separated from the common stock.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock, other than (x) changes resulting solely from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or from no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities,

•	a consolidation, merger, combination or statutory share exchange involving us, or

•	a sale, conveyance or lease to a third party of all or substantially all of our and our subsidiaries’ property and assets, taken as a whole, to any person,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, from and after the effective date of such common stock change event, (i) the consideration due upon conversion of any note will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Conversion Rights” caption (or in any related definitions) were instead a reference to the same number of reference property units; and (ii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” (x) the terms “common stock” and “capital stock” will be deemed to mean the common equity and capital stock, respectively (which terms will be deemed to include depositary receipts or shares representing common equity), if any, forming part of such reference property; and (y) references to us will be deemed to be references to the entity that is the issuer of such common equity or capital stock, as applicable. Prior to or at the effective time of such common stock change event, we or the successor or purchasing person (if other than us), as the case may be (us or such other person, as applicable, the “successor person”), will execute with the trustee (subject to the trustee’s rights as provided in the indenture) a supplemental indenture providing for the changes described in this section and such other provisions as we reasonably determine are appropriate to preserve the economic interests of the holders. If such reference property includes, in whole or in part, any stock or other securities, then such supplemental indenture will, to the extent applicable, provide for subsequent adjustments to the conversion rate in a manner consistent with the provisions described above. In addition, if the reference property includes, in whole or part, shares of stock or other securities or assets (other than cash or cash equivalents) of a person other than the successor person, then such other person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions we reasonably determine are appropriate to preserve the economic interests of holders.

At and after the effective time of the common stock change event, the last reported sale price will be calculated based on the value of a reference property unit. If the common stock change event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or, if no holders of our common stock affirmatively make such an election, the weighted average of the types and amounts of consideration actually received by the holders of our common stock). If the holders of our common stock receive only cash in such common stock change event, then for all conversions that occur after the effective date of such common stock change event, the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the applicable conversion date (as may be increased by any additional shares as described under “—Make-whole premium upon a make-whole fundamental change”), multiplied by the price paid per share of common stock in such common stock change event. We will notify holders and the trustee, including in its capacity as the conversion agent, in writing of the weighted average as soon as practicable after such determination is made.

We may not become a party to any such transaction unless its terms are consistent with the foregoing provisions. None of the foregoing provisions shall affect the right of a holder to exercise its conversion rights prior to the effective date of such transaction.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices over a span of multiple days (including the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date or effective date of the event occurs, at any time during the period when the last reported sale prices are to be calculated.

Exchange in lieu of conversion

When a holder surrenders any note for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the business day immediately following the conversion date, such note to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such note, the consideration that would otherwise be due upon conversion as described above under “—Conversion rights—Settlement upon conversion.” To make an exchange election with respect to any note, we must, by the close of business on the business day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder of such note and we must notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid or delivered, as the case may be.

Any notes exchanged by the designated financial institution(s) will remain outstanding, subject to the depositary procedures, if applicable. If any financial institution agrees to accept any notes for exchange but does not timely pay or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, then we will pay or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Make-whole premium upon a make-whole fundamental change

If a fundamental change (as defined below under “—Repurchase at option of holders upon a fundamental change,” but without giving effect to the proviso to clause (2) of the definition of “change of control”) occurs (each, a “make-whole fundamental change”), we will, except as described below, pay a make-whole premium upon the conversion of the notes in connection with any such transaction by increasing the conversion rate on such notes. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium will be determined by reference to the table below and is based on the date on which the make-whole fundamental change becomes effective (such date, the “effective date”) and the price, referred to as the “stock price” paid, or deemed to be paid, per share of our common stock in such make-whole fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average of the last reported sale prices of our common stock for the 15 trading days immediately prior to, but not including, the effective date.

The following table shows what the make-whole premium would be for each stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

	Stock Price
Effective Date	$89.05	$100.00	$110.00	$124.67	$140.00	$160.00	$200.00	$250.00	$300.00	$350.00	$400.00	$500.00
August 11, 2017	3.2084	2.5922	2.1244	1.6392	1.2761	0.9428	0.5470	0.2994	0.1720	0.1009	0.0589	0.0169
August 1, 2018	3.2084	2.5877	2.1242	1.6201	1.2457	0.9055	0.5095	0.2683	0.1483	0.0834	0.0459	0.0111
August 1, 2019	3.2084	2.5688	2.1064	1.5825	1.1972	0.8523	0.4600	0.2302	0.1207	0.0638	0.0323	0.0061
August 1, 2020	3.2084	2.5681	2.0591	1.5150	1.1206	0.7745	0.3938	0.1829	0.0887	0.0424	0.0185	0.0020
August 1, 2021	3.2084	2.5094	1.9722	1.4071	1.0062	0.6643	0.3077	0.1269	0.0535	0.0213	0.0077	—
August 1, 2022	3.2084	2.3964	1.8245	1.2360	0.8335	0.5074	0.1984	0.0653	0.0209	0.0061	0.0007	—
August 1, 2023	3.2084	2.1807	1.5541	0.9378	0.5497	0.2731	0.0689	0.0131	0.0022	—	—	—
August 1, 2024	3.2084	1.9788	1.0697	—	—	—	—	—	—	—	—	—

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365- or 366-day year, as applicable.

•	if the stock price exceeds $500.00 per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price is less than $89.05 per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock price will equal the stock price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion rights—Adjustment of conversion rate,” other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant conversion date occurs on or subsequent to the effective date of the make-whole fundamental change but on or before the business day immediately preceding the related repurchase date relating to the fundamental change (or, if such make-whole fundamental change does not also constitute a fundamental change, or constitutes an exempted fundamental change, on or before the 35th trading day following the effective date of such make-whole fundamental change). We will notify the trustee in writing and the holders of the occurrence of each make-whole fundamental change no later than two business days after the effective date of such make-whole fundamental change.

Notwithstanding the foregoing, in no event will the conversion rate exceed 11.2296 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate with respect to the events described in clauses (1) through (5), inclusive, under “—Conversion rights—Adjustment of conversion rate.”

Our obligation to pay the make-whole premium may constitute a penalty under applicable contract law, and therefore its enforceability cannot be assured.

Repurchase at option of holders upon a fundamental change

If a fundamental change occurs, each holder of the notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or a whole multiple of $1,000, on a business day (which we refer to as the “repurchase date”) that is no more than 35, nor less than 20, business days after the date we give notice of the occurrence of a fundamental change, at a price (which we refer to as the “repurchase price”), payable in cash, equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date. However, if the repurchase date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or before such interest payment date, the unpaid interest that would have accrued on such note to, but not including, such interest payment date; and (ii) the repurchase price will not include accrued and unpaid interest on such note to, but excluding, the repurchase date.

On or before the 20th calendar day after the effective date of a fundamental change, we will give notice (a “fundamental change notice”) to all holders of the notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

To exercise its fundamental change repurchase right, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent (in the case of certificated notes) or in accordance with DTC’s procedures (in the case of global notes) before the close of business on the business day immediately before the related repurchase date (or such later time as may be required by law). The fundamental change repurchase notice must contain certain information set forth in the indenture, including the certificate number of any certificated notes to be repurchased, or must otherwise comply with DTC’s procedures in the case of a global note.

A holder that has delivered a fundamental change repurchase notice with respect to a note may withdraw that notice by delivering a withdrawal notice to the paying agent (in the case of certificated notes) or in accordance with DTC’s procedures (in the case of global notes) at any time before the close of business on the business day immediately before the repurchase date. The withdrawal notice must contain certain information set forth in the indenture, including the certificate number of any certificated notes with respect to which the withdrawal notice is being delivered, or must otherwise comply with DTC’s procedures in the case of a global note.

Notes to be repurchased must be delivered to the paying agent (in the case of certificated notes) or in compliance with DTC’s procedures (in the case of global notes) for the holder of those notes to be entitled to receive the repurchase price.

If a holder has validly delivered a fundamental change repurchase notice with respect to a note, then such note may not be converted, except to the extent (i) such notice is withdrawn in accordance with the procedures described above; or (ii) we fail to pay the related repurchase price for such note.

To exercise the repurchase right, a holder of the notes must deliver, prior to the close of business on the business day immediately before the repurchase date, written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. A holder may withdraw any such written notice by sending written notice of withdrawal to the trustee no later than the close of business on the business day immediately before the repurchase date. In the case of notes held in global form, a notice that satisfies the procedures of DTC will be deemed to be written for these purposes. Notes may be tendered for repurchase or withdrawn in accordance with the provisions described above only in authorized denominations.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

(1)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision, combination or change in par value) as a result of which all of our common stock would be converted into, or exchanged solely for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing, acquiring or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2); or

(3)	our stockholders pass a resolution approving a plan of liquidation or dissolution.

However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock listed for trading on The New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or which will be so listed when issued or exchanged in connection with such change in control) and such transaction constitutes a common stock change event whose reference property consists of such consideration (subject to the provisions set forth under “—Conversion rights—Settlement upon conversion”).

A “termination of trading” will be deemed to have occurred if our common stock is not listed for trading on any of The New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market (or any of their respective successors).

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full.

Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of the notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See “—Ranking” above.

Notwithstanding anything to the contrary above, we may not repurchase any of the notes in connection with a fundamental change if the principal amount of the notes has been accelerated (other than as a result of a default in the payment of the related repurchase price and any related interest) and such acceleration has not been rescinded on or before the repurchase date.

Notwithstanding anything to the contrary described above, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if (i) one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us; and (ii) an owner of a beneficial interest in the notes would not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had we repurchased the notes.

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (2)(A) or clause (2)(B) (or pursuant to clause (1) that also constitutes a fundamental change occurring pursuant to either clause (2)(A) or clause (2)(B)) of the definition of “change of control,” if:

•	such fundamental change constitutes a common stock change event for which all or part of the reference property consists of cash in U.S. dollars; and

•	immediately after such fundamental change, the notes become convertible (pursuant to the provisions described above under the captions “—Recapitalizations, reclassifications and changes of our common stock” and, if applicable, “—Make-whole premium upon a make-whole fundamental change”) into such cash in an amount per $1,000 principal amount of notes that equals or exceeds the repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes accrued interest to, but excluding, the latest possible repurchase date for such fundamental change).

We refer to any fundamental change with respect to which, in accordance with the provision described above, we do not offer to repurchase any notes as an “exempted fundamental change.” We will send notice to the holders and the trustee in writing of such exempted fundamental change no later than two business days after the effective date of such fundamental change, stating that such fundamental change is an exempted fundamental change for which we are not required to make an offer to repurchase the notes.

No stockholder rights for holders of the notes

Holders of the notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of our common stock), except in limited circumstances described above under “—Conversion rights—Adjustment of conversion rate.”

Calculations in respect of the notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes, including in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including any special interest) payable on the notes, the applicable conversion price and the conversion rate, and all such determinations by us will be binding on holders of the notes. We will provide a schedule of our calculations to the trustee, including in its capacity as the conversion agent, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without responsibility for independent verification thereof and shall not be responsible for such calculations. The trustee will forward our calculations to any holder of the notes upon the written request of that holder.

Consolidation, merger and sale of assets

We may, without the consent of the holders of the notes, consolidate with, merge into or transfer all or substantially all of our consolidated assets to any corporation organized under the laws of the U.S. or any of its political subdivisions provided that:

•	the surviving entity (if not us) assumes all our obligations under the indenture and the notes, as provided in the indenture;

•	at the time of and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	if we will not be the resulting or surviving corporation from the consolidation, merger or transfer, an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the indenture, have been delivered to the trustee.

The provisions described above in this “—Consolidation, merger and sale of assets” section supersede and replace the description contained in the accompanying prospectus under the caption “Description of Debt Securities—Consolidation, Merger or Sale.”

Reporting obligations

We will file in a timely fashion all quarterly and annual reports (on Form 10-K or 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) and deliver such reports to the trustee within 15 days after we are required to file such reports with the SEC (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the Exchange Act). Reports filed by us with the SEC via EDGAR (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto), provided that the trustee shall have no obligation whatsoever to determine whether or not any such documents have been filed via EDGAR (or any successor thereto). We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 120 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of default

Each of the following will constitute an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on the notes, as applicable, at maturity, upon exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

(2)	our failure to pay an installment of interest on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3)	our failure to deliver, when due, the consideration due upon conversion of any note, and that failure continues for 10 days;

(4)	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given (i) to us by the trustee or (ii) to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $75.0 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $75.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 60 days after written notice (i) to us by the trustee or (ii) to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6)	our failure to give notice of a fundamental change pursuant to the provisions described above under the caption “—Repurchase at option of holders upon a fundamental change” or a notice of a make-whole fundamental change pursuant to the provisions described above under the caption “—Make-whole premium upon a make-whole fundamental change”; and

(7)	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

“Significant subsidiary” of any person means any subsidiary of that person that constitutes, or any group of subsidiaries of that person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in

Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person; provided, however, that, if a subsidiary meets the criteria of clause (3) of the definition of “significant subsidiary” in Rule 1-02(w) but not clause (1) or (2) thereof, then such subsidiary will be deemed not to be a significant subsidiary of that person unless such subsidiary’s or group’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $50.0 million.

If an event of default specified in clause (7) above occurs with respect to us (and not solely with respect to one or more significant subsidiaries of ours) and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default occurs and is continuing, other than an event of default specified in clause (7) above with respect to us (but including an event of default specified in clause (7) above solely with respect to one or more of our significant subsidiaries), then the trustee or the holders, with written notice to the trustee, of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the notes by appropriate judicial proceedings. If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under the caption “—Reporting obligations,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes. Any special interest that accrues on a note will accrue at an annual rate equal to 0.25% of the outstanding principal amount of the notes for the first 180 days on which special interest accrues and, thereafter, at an annual rate equal to 0.50% of the outstanding principal amount of the notes from the 181st day to, and including, the 365th day on which special interest accrues. In order to exercise this right and elect to pay special interest as the sole remedy during the first 365 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations, we must notify all holders of the notes and the trustee (in writing) and paying agent (if other than the trustee) of such election on or before the close of business on the date on which such event of default first occurs and comply with the other conditions in the indenture. This special interest will be paid semi-annually in arrears, with the first semi-annual payment (prorated for the number of days during which we are in default) due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to and including the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On the 366th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 366th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 366th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of the notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the conversion rights of the notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification, waiver and meetings” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee to be indemnified by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of such holders. The trustee may also refuse to follow any direction that conflicts with law or the indenture or that the trustee determines may be unduly prejudicial to the rights of other holders or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to the trustee against losses and expenses caused by taking or not taking such action. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The right of any holder:

•	to receive payment of principal, premium, if any, the change of control purchase price or interest, in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

•	to convert those notes; or

•	to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes and the right to convert,

will not be impaired or affected without that holder’s consent.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, of which a responsible officer of the trustee has received written notice or has actual knowledge, give to the registered holders of the notes notice of all uncured defaults known to such responsible officer, but the trustee shall be protected in withholding such notice if the trustee, in good faith, determines that the withholding of such notice is in the interests of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or, if applicable, in the payment of any repurchase obligation. We are also required to deliver to the trustee, within 30 days after obtaining knowledge of the occurrence of any default or event of default, written notice of such default or event of default, its status and what action we are taking or proposing to take in respect thereof; provided, however, that we are not required to deliver such notice if such default or event of default has been cured.

We are required to furnish annually to the trustee a written statement as to the fulfillment of our obligations under the indenture.

The provisions described above in this “—Events of default” section supersede and replace the description contained in the accompanying prospectus under the caption “Description of Debt Securities—Events of Default under the Indenture.”

Modification, waiver and meetings

The indenture contains provisions for convening meetings of the holders of the notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of:

•	adding to our covenants for the benefit of the holders of the notes;

•	adding guarantees with respect to our obligations under the indenture or the notes;

•	securing the notes;

•	surrendering any right or power conferred upon us;

•	entering into supplemental indentures as described above under “—Recapitalizations, reclassifications and changes of our common stock”;

•	providing for the assumption of our obligations to the holders of the notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely, in the good faith opinion of our board of directors or a committee thereof, affect the interests of holders of the notes in any material respect and such increase is made only in compliance with the applicable rules of the principal securities exchange on which the common stock is then listed;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	evidencing or providing for the acceptance of the appointment of a successor trustee;

•	providing for or confirming the issuance of additional notes pursuant to the indenture;

•	curing any ambiguity or correcting or supplementing any defective provision, omission or inconsistency contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors or a committee thereof, adversely affect the interests of the holders of the notes in any material respect; and provided further, that no modification or amendment made to conform the indenture or the notes to this “Description of the notes,” shall be deemed to adversely affect the interests of the holders of the notes;

•	adding or modifying any other provisions which we may deem necessary or desirable and which will not adversely affect the interests of the holders of the notes in any material respect in the good faith opinion of our board of directors or a committee thereof; or

•	complying with the applicable procedures of the depositary.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and non-compliance by us with any provision of the indenture or the notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of the notes affected:

•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or any premium, if any, on any note;

•	reduce the interest rate or interest on any note;

•	change the currency of payment of principal of, premium, if any, or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the notes;

•	adversely affect the repurchase option of holders upon a fundamental change or change the times at which, or the circumstances under which, the notes may or will be repurchased by us;

•	modify the subordination provisions of the notes in a manner adverse to the holders of the notes;

•	reduce the percentage in aggregate principal amount of the notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of the notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of the notes at which a resolution is adopted.

The quorum at any meeting called to adopt a resolution will be holders holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

The provisions described above in this “—Modification, waiver and meetings” section supersede and replace the description contained in the accompanying prospectus under the caption “Description of Debt Securities—Modification of Indenture; Waiver.”

Unclaimed money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on the notes remains unclaimed for two years, the trustee and paying agent will, subject to any applicable unclaimed property laws, pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of the notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Book-entry system

We will issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of the notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security. Accordingly, the ability to transfer beneficial interests in the notes represented by the global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in the notes represented by the global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Owners of beneficial interests in global securities who desire to convert their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, the registrar, the conversion agent, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee, the registrar, the conversion agent, nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes and DTC requests that we issue certificated securities, DTC will convert the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters, the trustee, the registrar, the conversion agent or any paying agent will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Satisfaction and discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions.

Form, denomination and registration

The notes are being issued in fully registered form, without coupons, in minimum denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register, provided that notices to holders of notes of any global notes will be given in accordance with the applicable procedures of DTC as in effect from time to time, and any notice so given will be deemed to have been provided in writing.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information regarding the trustee

Wilmington Trust, National Association, a national banking association, as trustee and custodian under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. Computershare Shareholder Services is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code (“Code”), applicable Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note in this offering. This summary is general in nature and does not address all aspects of U.S. federal income taxes and does not address state, local, estate, gift or non-U.S. consequences, In addition, it does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, corporations that accumulate earnings to avoid U.S. federal income tax or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons holding notes or common stock as a part of an integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes or other pass through entities, or investors in such pass-through entities holding notes or our common stock;

•	persons that own, or are deemed to beneficially own, more than 5% of the fair market value of the notes or more than 5% of our common stock or persons that, on the date of the acquisition of the notes hereunder or any subsequent acquisition of the notes, own, or are deemed to beneficially own, notes with a fair market value of more than 5% of the fair market value of our common stock; and

•	persons who are subject to the alternative minimum tax.

If an entity or arrangement treated as a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisor.

We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES OR THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as individuals who are U.S. expatriates and certain non-U.S. holders that are subject to the Medicare net investment income tax. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Issue price and basis in the notes

In general, the “issue price” of a note is the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In this offering, the underwriters will buy the notes from us for a fixed price but with no limitation on the price at which such underwriters can resell the notes to investors. As a result, at the time of the original issuance of the notes we may not know the “issue price” of the notes. Furthermore, the underwriters have agreed that such initial sales of the notes will be completed within thirteen calendar days (the “Distribution Period”). From the fourteenth day following the original issuance of the notes until the thirtieth day following the original issuance of the notes, the underwriters will cease all distribution efforts with respect to such notes. We will take the position that, for U.S. federal income tax purposes, notes unsold at the end of the Distribution Period, if any, have been purchased by the underwriters as investors, and not in their capacity as underwriters, for the price paid by them to us for such notes, and will make our determination of the issue price for the notes accordingly. Holders may obtain information regarding the amount of the issue price, the issue date, any OID (as defined below), and the yield to maturity relating to the notes by contacting the Treasurer at BioMarin Pharmaceutical Inc., 770 Lindaro Street, San Rafael, California 94901, Attn: Treasurer, or at (415) 506-6700.

There is an absence of authority and the law is uncertain how the issue price is determined when an offering potentially is sold at multiple prices over a period of time. As a result, our determination of the issue price of the notes, when made, will not be free from doubt and will not be binding on the IRS. The IRS could take a different position as to whether the note sale price we select as the issue price constitutes the price at which a substantial portion of the notes were initially sold to holders, or whether the sale price paid by the underwriters for notes that remain unsold at the end of the Distribution Period, if any, are properly considered as sales to holders other than underwriters in determining the issue price, or whether the sale price of notes resold by the underwriters after the thirtieth day following the initial issuance of the notes, if any, are properly not considered in the determination of the issue price.

In addition, there is a risk that the IRS may take the position that sales by the underwriters after the thirtieth day following the initial issuance of the notes, if any, are not secondary sales by the underwriters in their capacity as investors, but are issuances by us in one or more additional offerings, which offerings may or may not be treated as qualified re-openings of the original offering under applicable tax rules depending upon the facts and circumstances of such later sales. If such additional sales are treated as sales by us rather than secondary sales by the underwriters as investors and do not qualify as a re-opening of the original offering under applicable tax rules, the later sold notes may have different issue prices than the notes sold during the Distribution Period.

If the IRS were to successfully challenge either our determination of the issue price for the notes or our position as to the inapplicability of the issue price as determined by us to the notes sold by the underwriters after the thirtieth day following the initial issuance of the notes, the income tax consequences for a U.S. holder might be materially different than as described below. For example, the notes may be considered to have OID (or a greater amount of OID) which may adversely affect the market value of the notes. U.S. holders should consult their own tax advisors as to the income tax consequences to them of such a successful challenge under the circumstances of this offering.

A U. S. holder’s initial tax basis in the notes should be equal to the price paid by the holder (excluding any amounts attributable to pre-purchase accrued interest (as defined below)).

Interest

Stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

However, for investors who purchase their notes after the date of original issuance of the notes a portion of the first stated interest payment received on the notes issued pursuant to this offering will be allocable to interest that accrued prior to the date acquired by such holder (“pre-purchase accrued interest”). A U.S. holder may treat this portion as a non-taxable return of capital. All references to interest in the remainder of this discussion excludes pre-purchase accrued interest except where explicitly stated.

Because we will not know the issue price of the notes at the time of original issuance, for the reasons noted above, it is possible that the notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID will be equal to the excess, if any, of the note’s stated principal amount over its issue price. Regardless of a U.S. holder’s method of accounting, a U.S. holder will be required to accrue OID on a constant yield basis and include such accruals in gross income as ordinary interest income in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the excess of (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual period. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, a U. S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

If a U.S. holder’s initial tax basis (determined as described above) in the notes exceeds the notes’ adjusted issue price as of the purchase date, but is less than or equal to the face amount of the notes, such U.S. holder will be considered to have purchased the notes at an “acquisition premium” equal to such excess. Under the acquisition premium rules, the amount of OID that such U.S. holder must include in its gross income with respect to such notes for any taxable year (or portion thereof in which the U.S. Holder holds the note) will be reduced by the portion of the acquisition premium allocable to the period. Acquisition premium will be allocated proportionately to the inclusions of OID.

A U.S. holder may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of the note will equal such U.S. holder’s basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by such holder. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Bond premium

If a U.S. holder’s initial tax basis (determined as described above) in the notes exceeds the stated principal amount, the notes will be treated as acquired by such U.S. holder with bond premium, and the U.S. holder will not be required to include any OID in income. Generally, a U.S. holder may elect to amortize such bond premium as an offset to stated interest income in respect of the notes, using a constant yield method prescribed under applicable Treasury Regulations, over the remaining term of the notes. A U.S. holder that elects to amortize bond premium must reduce its basis in the notes by the amount of the premium used to offset stated interest. Such an election would apply to all debt instruments with bond premium acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies. Such election may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

Market Discount

If a U.S. holder’s initial tax basis in the notes (determined as described above) is less than the “revised issue price,” as defined in Section 1278 of the Code, of the notes and such difference exceeds a de minimis threshold, such difference may be treated as market discount. A U.S. holder must treat any principal payment on, or any gain recognized on the sale or maturity of notes as ordinary income to the extent of the lesser of (1) the amount of such payment or gain, or (2) the accrued market discount on the notes that has not been previously included in the U.S. holder’s income at the time of such disposition. Alternatively, a U.S. holder may elect to include market discount in gross income over the term of the notes ratably or (at a second election of the U.S. holder) on a constant yield basis. Such an election would apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies. Such election may not be revoked without the consent of the IRS. If a U.S. holder does not make this election, it generally would be required to defer deductions for interest (including OID) on borrowings allocable to a note in an amount not exceeding the accrued market discount on the note until the maturity or disposition of the note. If a U.S. holder converts a note into common stock as described below, any accrued market discount will carry over and generally be recognized upon a disposition of the common stock.

Additional amounts

As described under the heading “Description of the notes—Events of default,” we may pay additional interest on the notes in certain circumstances. In addition, as described under the heading “Description of the notes—Make-whole premium upon a make-whole fundamental change,” we may increase the conversion rate of the notes in certain circumstances. We intend to take the position that the possibility of such payments or conversion rate increase should not cause the notes to be treated as contingent payment debt instruments. This position is based in part on our assessment that the possibility, as of the date of issuance of the notes, that such additional amounts will be paid or that such increase in conversion rate will be made, is remote. Assuming such position is respected, any additional interest paid to a U.S. holder as described under “Description of the notes—Events of default” would be taxable as additional ordinary income when received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes, and any increase in conversion rate as described under “Description of the notes—Make-whole premium upon a make-whole fundamental change” may result in a taxable dividend as described under “—Constructive distributions” below.

Our position that the notes are not contingent payment debt instruments is binding on each U.S. holder unless such U.S. holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments or such increase, U.S. holders would, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange, repurchase, retirement or other taxable disposition of notes

Except as provided below under “—Conversion of the notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange, repurchase, retirement or other taxable disposition of a note, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under “—Interest”) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, plus the amount, if any, included in income by the U.S. holder as OID or market discount or on an adjustment to the conversion rate of the notes, as described in “—Constructive distributions” below, and reduced by any premium that the U.S. holder amortized with respect to the note and any payments received on the note other than stated interest. Such gain or loss will be capital gain or loss (unless such gain is treated as ordinary income based on the application of the market discount rules discussed above). If, at the time of the sale, exchange, repurchase, retirement or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of notes

If a U.S. holder presents a note for conversion, a U.S. holder will receive shares of our common stock and may receive cash in lieu of a fractional share of common stock. As described in “Description of the notes—Conversion rights,” our delivery of common stock upon conversion will be deemed to satisfy our obligation with respect to accrued and unpaid interest on the notes. A U.S. holder generally will not recognize any income, gain or loss on the conversion, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under “—Constructive distributions” regarding the possibility that the adjustment to the conversion rate of notes converted in connection with a make-whole fundamental change may be treated as a deemed distribution. The U.S. holder’s aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder’s tax basis in the note. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note. A U.S. holder’s tax basis in common stock attributable to accrued interest will equal its fair market value on the date of receipt and the holding period for such stock will commence on the day after the date of receipt.

Cash received in lieu of a fractional share of our common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock should generally result in capital gain or loss, if any (unless such gain is treated as ordinary income based on the application of the market discount rules discussed above), measured by the difference between the cash received for the fractional share of our common stock and a U.S. holder’s tax basis allocable to such fractional share of our common stock. A U.S. holder’s tax basis in a fractional share of our common stock will be determined by allocating such holder’s tax basis in the shares of our common stock between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values.

Exchange in lieu of conversion

If a U.S. Holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers shares of our common stock (and cash in lieu of a fractional share of our common stock, if applicable) in exchange for the notes, the holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, exchange, repurchase, retirement or other taxable disposition of notes.” In such case, a U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Possible effect of the change in conversion consideration

In the event we undergo certain of the events described under “Description of the notes—Recapitalizations, reclassifications and changes of our common stock” or “Description of the notes—Consolidation, merger and sale of assets,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into shares, property or assets other than our common stock. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. Whether or not such an adjustment results in a deemed exchange of the outstanding notes, a subsequent conversion of the notes might be treated as a fully taxable disposition of the notes if the property into which the notes are convertible is no longer stock of the notes’ obligor. Furthermore, depending on the circumstances, the U.S. federal income tax consequences of the exchange or conversion of the notes as well as the ownership of the notes and the shares may be different from the U.S. federal income tax consequences addressed in this disclosure. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments with respect to taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “—Distributions” below. However, U.S. holders should consult with their own tax advisors as to whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be withheld from payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock). Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders of notes not exempt from reporting. On April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements for treatment of such dividends as “qualified dividend income” are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or other taxable disposition of common stock

Upon the sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. holder’s tax basis in the common stock. Such gain or loss will be capital gain or loss (unless such gain is treated as ordinary income based on the application of the market discount rules discussed above). Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Medicare tax on net investment income

Generally, a 3.8 percent Medicare contribution tax is imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. Interest and dividends received (or deemed to be received) by holders of the notes and our common stock and capital gains from the sale or other disposition of notes or common stock generally will constitute net investment income and be subject to the 3.8 percent tax. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes (including any accrued OID and any additional interest that we may pay under circumstances described above under the heading “Description of the notes—Events of default”) and dividends on shares of common stock (including constructive dividends deemed paid) and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 28% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

Payments of interest

U.S. federal income tax and the 30% U.S. federal withholding tax will not be applied to any payment of interest (including any accrued OID) on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, the gross amounts of interest paid (including any accrued OID, and including for this purpose the portion of the first interest payment allocable to pre-purchase accrued interest) will generally be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes (including any accrued OID) is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includible in the non-U.S. holder’s gross income. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or a U.S. fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock) or sales proceeds received by or other funds or assets of such holder.

A non-U.S. holder of shares of common stock that wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, repurchase, retirement or conversion of notes or shares of common stock

Subject to the discussion of backup withholding and withholding on foreign accounts below, any gain realized by a non-U.S. holder on the sale, exchange, repurchase, retirement or other taxable disposition of a note or common stock (including an exchange of notes in lieu of conversion), will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the notes or common stock, as the case may be, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, repurchase, retirement, conversion or other taxable disposition of a note or common stock, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized on the sale, exchange, repurchase, retirement, conversion or other taxable disposition of a note or common stock generally in the same manner as if such holder were a U.S. holder (which gain may be offset by certain U.S.-source capital losses), even though the holder is not considered a resident of the United States. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, repurchase, retirement, conversion or other taxable disposition of a note which are attributable to accrued interest will be taxable as interest and may be subject to the rules described above under “—Payments of interest.”

In general, we would be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that we will not become a USRPHC in the future.

Information reporting and backup withholding

Generally, we or an applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest (including any accrued OID and any additional interest that we may be required to pay under circumstances described above under “Description of the notes—Events of default”) and dividends paid to non-U.S. holders (including constructive dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Payments of interest” has been received (and we or an applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and the payer does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Withholding on foreign accounts

The Foreign Account Tax Compliance Act (“FATCA”) imposes withholding at a 30% rate on certain types of “withholdable payments” (including interest and any accrued OID or constructive dividends paid on, and the gross proceeds from the sale or other disposition of, certain debt instruments, and dividends paid on, and the gross proceeds from the sale or other disposition of, stock in a U.S. corporation) made to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code) (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner.

Under recently issued Treasury Regulations and official guidance FATCA withholding currently applies to payments of interest on the notes and dividends on our shares and will apply to payments of gross proceeds from the sale or other disposition of the notes or our shares on or after January 1, 2019. Prospective investors should consult their tax advisors regarding the application of FATCA to the notes and our common stock.

Dividend equivalents

Section 871(m) of the Code requires withholding (of up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are treated as being contingent upon or determined by reference to U.S.-source dividends. Under Treasury Regulations promulgated under Section 871(m), Section 871(m) will apply to financial instruments issued in 2017 and 2018 only if they are “delta-one.” A “delta-one” instrument is one in which, as of the pricing date, the ratio of the change in the fair market value of the instrument to a small change in the fair market value of the property referenced by the instrument is equal to 1.00. We do not believe that the notes are delta-one instruments. Accordingly, non-U.S. holders of the notes should not be subject to tax under Section 871(m). However, it is possible that Section 871(m) withholding tax could apply to the notes under these rules in the future if a consolidation or merger results in a deemed taxable exchange and the notes are treated as newly issued after January 1, 2019. If withholding is required, we (or the applicable withholding agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the notes.

UNDERWRITING

We have entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who are acting as joint book-running managers of the offering and as the representatives of the underwriters. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name in the following table.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$247,500,000
Goldman Sachs & Co. LLC	101,250,000
J.P. Morgan Securities LLC	101,250,000

Total	$450,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.3% of the principal amount of the notes, plus accrued interest from the original issue date of the relevant notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note	Without Option	With Option
Public offering price	98.0%	$441,000,000	$485,100,000
Underwriting discount	0.5%	$2,250,000	$2,475,000
Proceeds, before expenses, to us	97.5%	$438,750,000	$482,625,000

The underwriters may offer the notes for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or otherwise.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $845,000 and payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000.

Option to purchase additional notes

We have granted the underwriters an option to purchase, exercisable within a period of 13 days from, and including, the date notes are first issued, up to an additional $45,000,000 principal amount of notes from us to cover sales of the notes that exceed the principal amount of notes specified above. If any notes are purchased with this option to purchase additional notes, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased with this option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

NASDAQ Global Select Market listing

Our shares of common stock are listed on the NASDAQ Global Select Market under the symbol “BMRN.”

The transfer agent and registrar for our common stock is Computershare Shareholder Services.

No sale of similar securities

We have agreed that we will not, with limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement or prospectus under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of the representatives on behalf of the underwriters for a period of 45 days after the date of this prospectus supplement, other than the notes to be sold hereunder.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock with respect to which the such directors and executive officers has or hereafter acquires the power of disposition, file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to our common stock, (2) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Price stabilization and short positions

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of the notes and our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Electronic distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject to the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)	the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)	the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)	the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

Notice to prospective investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Bermuda

Notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective Investors in China

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the People’s Republic of China.

Notice to prospective investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser.

Notice to prospective investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The notes have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Bahamas

Notes may not be offered or sold in The Bahamas via a public offer. The notes may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Notice to prospective investors in Monaco

The notes may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes. Consequently, this prospectus supplement may only be communicated to banks duly licensed by the “Autorité de Contrôle Prudentiel” and fully licensed portfolio management companies by virtue of Law n° 1.144 of July 26, 1991 and Law 1.338 of September 7, 2007, duly licensed by the “Commission de Contrôle des Activités Financières. Such regulated intermediaries may in turn communicate this prospectus supplement to potential investors.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, the notes are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)	a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the notes. Accordingly, this prospectus supplement does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the notes in South Africa constitutes an offer of the notes in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus supplement must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

No South African residents or offshore subsidiary of a South African resident may subscribe for or purchase any of the notes or beneficially own or hold any of the notes unless specific approval has been obtained from the financial surveillance department of the South African Reserve Bank (the “SARB”) by such persons or such subscription, purchase or beneficial holding or ownership is otherwise permitted under the South African Exchange Control Regulations or the rulings promulgated thereunder (including, without limitation, the rulings issued by the SARB providing for foreign investment allowances applicable to persons who are residents of South Africa under the applicable exchange control laws of South Africa).

LEGAL MATTERS

Certain legal matters relating to the issuance of the notes offered by this prospectus supplement will be passed upon for us by Cooley LLP, San Francisco, California. Latham & Watkins LLP, Costa Mesa, California, is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in accounting for share-based compensation.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and special reports, proxy statements and other information with the SEC relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room and via the SEC’s website (see below for more information).

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information included in that registration statement and its accompanying exhibits and schedules. For further information with respect to our securities and us, you should refer to that registration statement and its accompanying exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

You may inspect a copy of the registration statement of which this prospectus supplement is a part and its accompanying exhibits and schedules, as well as the reports, proxy statements and other information we file with the SEC, without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including us. The address of the site is www.sec.gov. We maintain a website at www.biomarin.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A relating to our 2017 annual meeting of stockholders, which was filed with the SEC on April 25, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 2, 2017, respectively;

•	our Current Reports on Form 8-K filed with the SEC on April 13, 2017 and June 12, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 15, 1999, including any amendment or report filed for the purpose of updating such description.

We also are incorporating by reference into this prospectus supplement any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus supplement is a part and prior to the termination of the offering of the securities to which this prospectus supplement relates.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California

(415) 455-7558

Attn: Investor Relations

In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Common Stock

Debt Securities

From time to time, we may offer and sell any combination of the securities described in this prospectus, either individually or in combination with other securities. We may also offer common stock upon conversion of debt securities.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “BMRN.” On August 5, 2016, the last reported sale price of our common stock was $98.94 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The NASDAQ Global Select Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options or any other options will be set forth in a prospectus supplement. The price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell shares of our common stock and various series of debt securities, either individually or in combination with other securities, in one or more offerings. There is no limit on the aggregate amount of the securities that we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “BioMarin,” “we,” “us” and “our” refer to BioMarin Pharmaceutical Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. BioMarin®, Vimizim®, Naglazyme®, Kuvan® and Firdapse® are our registered trademarks. Brineura™ is our trademark. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All other trademarks or trade names referred to in this prospectus and any prospectus supplement are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

BioMarin Pharmaceutical Inc.

BioMarin Pharmaceutical Inc. develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. Our product portfolio consists of five approved products and multiple clinical and investigational product candidates. Our approved products are Vimizim (elosulfase alpha), Naglazyme (galsulfase), Kuvan (sapropterin dihydrochloride), Aldurazyme (laronidase) and Firdapse (amifampridine phosphate).

Vimizim received marketing approval in the United States (the U.S.) and the European Union (the EU) in February 2014 and April 2014, respectively, and subsequently in other countries. Naglazyme received marketing approval in the U.S. in May 2005, in the EU in January 2006 and subsequently in other countries. Kuvan was granted marketing approval in the U.S. and the EU in December 2007 and December 2008, respectively. Aldurazyme, which was developed in collaboration with Genzyme Corporation (Genzyme), was approved in 2003 for marketing in the U.S. and the EU, and subsequently in other countries. In December 2009, the European Medicines Agency (the EMA) granted marketing approval for Firdapse, which was launched in the EU in April 2010.

We are conducting clinical trials on several investigational product candidates for the treatment of various diseases including: vosoritide (formerly referred to as BMN 111), a peptide therapeutic for the treatment of achondroplasia, the leading cause of dwarfism; pegvaliase (formerly referred to as PEG-PAL), an enzyme substitution therapy for the treatment of phenylketonuria (PKU); Brineura (formerly referred to as cerliponase alfa), an investigational therapy to treat children with neuronal ceroid lipofuscinosis (CLN2), a form of Batten disease; BMN 270, an AAV-based gene therapy product for the treatment of hemophilia A; and NAGLU (formerly BMN 250), an enzyme replacement therapy for the treatment of Sanfilippo B syndrome, or Mucopolysaccharidosis type IIIB (MPS IIIB).

We were incorporated in Delaware in October 1996 and began operations on March 21, 1997. Our principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901 and our telephone number is (415) 506-6700. Our website address is www.biomarin.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

Description of Securities

We may offer shares of our common stock and various series of debt securities, either individually or in combination with other securities, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us, if any.

Common Stock. We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. In this prospectus, we have summarized certain general features of the common stock under the heading “Description of Capital Stock—Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under an indenture that we will enter into with a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under the heading “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding commercialization, research and development and sales and marketing activities, increasing our working capital, acquisitions or investments in businesses, products or technologies that are complementary to our own, capital expenditures and the repayment or refinancing of outstanding debt. See “Use of Proceeds” on page 7 of this prospectus.

NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “BMRN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	future sales of and revenue from our products;

•	any projection or expectation of earnings, revenue or other financial items;

•	the plans, strategies and objectives of management for future operations;

•	factors that may affect our operating results;

•	new products or services;

•	the demand for our products;

•	future capital expenditures;

•	effects of current or future economic conditions on performance;

•	industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing;

•	our success in any current and future litigation; and

•	our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented. Our net losses were insufficient to cover fixed charges for each of the periods presented. Because of these deficiencies, the ratio information is not applicable for those periods. The extent to which earnings were insufficient to cover fixed charges for those periods is shown below. Amounts are shown in thousands, except for ratios.

	Year Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(41,132)	$(117,069)	$(175,311)	$(124,084)	$(154,637)	$(671,738)

(1)	“Fixed charges” consist of interest expense, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and our estimate of interest within rental expense.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding commercialization, research and development and sales and marketing activities, increasing our working capital, acquisitions or investments in businesses, products or technologies that are complementary to our own, capital expenditures and the repayment or refinancing of outstanding debt. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the use of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized common stock consists of 250,000,000 shares, $0.001 par value per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. At June 30, 2016, there were 163,282,081 shares of our common stock issued and outstanding and 113.676 shares of preferred stock issued and outstanding. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, as amended, which we refer to as our amended and restated certificate of incorporation, and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus supplement forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of us, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and no right to cumulate votes in the election of directors. There are no redemption or sinking fund provisions applicable to the common stock. The shares of common stock to be issued pursuant to this offering, when paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 1,000,000 shares of preferred stock, of which 113.676 shares are authorized for issuance as Series A Non-Convertible Non-Voting Preferred Stock, in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. In 2002, we issued 113.676 shares of our Series A Non-Convertible Non-Voting Preferred stock to an indirect, wholly-owned subsidiary in connection with our acquisition of Glyko BioMedical Ltd. These shares are redeemable, retractable, non-voting, non-convertible and entitled to receive non-cumulative dividends as and when declared by our board of directors at a rate of 5% per annum. We have no present plan to issue any additional shares of preferred stock.

Options

As of June 30, 2016, there were 10,445,319 shares of our common stock issuable upon exercise of outstanding stock options, at a weighted-average exercise price of $47.88 per share.

RSUs

As of June 30, 2016, we had 2,655,444 shares of our common stock reserved for issuance upon settlement of service-based restricted stock units and 173,452 shares of our common stock reserved for issuance upon settlement of performance-based restricted stock units.

Convertible Notes

As of June 30, 2016, there were: 1,202,780 shares of our common stock issuable upon the conversion of our 1.875% convertible subordinated notes due 2017; 3,982,775 shares of our common stock issuable upon the conversion of our 0.75% convertible subordinated notes due 2018; and 3,982,913 shares of our common stock issuable upon the conversion of our 1.50% convertible subordinated notes due 2020.

Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

•	Stockholder Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called by the chairman of our board of directors or by a majority of the then-current directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Elimination of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation and amended and restated bylaws.

•	Amendment of Charter and Bylaw Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation or amended and restated bylaws would require approval by holders of at least 66 2/3% of our then issued and outstanding common stock.

•	Board of Directors Vacancies. Our amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the DGCL) which regulates corporate takeovers. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842.

Listing on The NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “BMRN.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The NASDAQ Global Select Market may engage in passive market making transactions in the common stock on The NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of assets acquired and revenues and direct expenses of the Merck PKU Business as of December 31, 2015 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the statements of assets acquired and revenues and direct expenses of the Merck PKU Business are not intended to be a complete presentation of the financial position or results of operations in compliance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

The audited historical financial statements of Prosensa Holding N.V. in liquidatie included in Exhibit 99.1 to BioMarin Pharmaceutical Inc.’s Current Report on Form 8-K/A dated August 8, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the liquidation of the Company as described in Note 1 to the financial statements) of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-32405):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our definitive proxy statement relating to our 2016 annual meeting of stockholders, which was filed with the SEC on April 25, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which were filed with the SEC on May 2, 2016 and August 8, 2016, respectively;

•	our Current Reports on Form 8-K and Form 8-K/A, as applicable, which were filed with the SEC on April 3, 2015 (with respect to Exhibit 99.1 thereto only), January 7, 2016 (at 12:15:36), January 7, 2016 (at 16:01:02), March 15, 2016, June 10, 2016, July 19, 2016 and August 8, 2016; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on July 15, 1999, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94901

(415) 506-6700

Attention: Investor Relations

$450,000,000

0.599% Senior Subordinated Convertible Notes due 2024

Interest payable February 1 and August 1

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Goldman Sachs & Co. LLC

J.P. Morgan

August 7, 2017